EXHIBIT 99.1

DESCRIPTION

This description of Québec is dated as of August 21, 2014 and appears as Exhibit 99.1 to Québec’s Annual Report on Form 18-K to

the U.S. Securities and Exchange Commission for the fiscal year ended

March 31, 2014

The delivery of this document at any time does not imply that the information is correct as of any time subsequent to its date. This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Table of Contents

Foreign Exchange	3

Summary	4

Map	6
Québec	7
Overview	7
Constitutional Framework	7
Government	8
Native Peoples	9

Economy	12
Economic Developments in 2013	12
Northern Development	12
Economic Structure	14
Free Trade Agreements	21

Government Finances	23
Financial Administration	23
Amendment of the Balanced Budget Act	25
Consolidated Financial Transactions	25
2013-2014 Preliminary Results	27
2014-2015 Forecast – Budget 2014-2015	27
Accounting Standard for Transfer Payments	28
Economic Assumptions	29
General Fund Revenue	30
General Fund Expenditure	33
Government Employees and Collective Unions	35
Consolidated Non-Budgetary Transactions	36

Government Enterprises and Agencies	38
Enterprises Included in the Government’s Reporting Entity	40
Agencies Which Conduct Fiduciary Transactions That Are Not Included in the Government’s Reporting Entity	42

Public Sector Debt	43
Government Debt	44
Guaranteed Debt	47
Funded Debt of the Municipal Sector and Other Institutions	48
Government’s Commitments	49

Where You Can Find More Information	50

Forward-Looking Statements	50
Supplementary Information	51

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2010	2011	2012	2013	2014(1)

United States Dollar	1.0299	0.9891	0.9996	1.0299	1.0934

Japanese Yen	0.0118	0.0124	0.0125	0.0106	0.0107

Swiss Franc	0.9896	1.1187	1.0662	1.1117	1.2259

Pound Sterling	1.5918	1.5861	1.5840	1.6113	1.8309

New Zealand Dollar	0.7430	0.7824	0.8098	0.8448	0.9314

Mexican Pesos	0.0816	0.0798	0.0760	0.0807	0.0835

Australian Dollar	0.9470	1.0206	1.0353	0.9966	1.0040

Euro	1.3661	1.3767	1.2850	1.3681	1.4960

Hong Kong Dollar	0.1326	0.1271	0.1289	0.1328	0.1410

(1) Monthly average through the end of July 2014 Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. “Fiscal 2014” and “2013-2014” refer to the fiscal year ended March 31, 2014, and, unless otherwise indicated, “2013” means the calendar year ended December 31, 2013. “Fiscal 2015” and “2014-2015” refer to the fiscal year that will end on March 31, 2015. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

SUMMARY

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy

(dollar amounts in millions, unless otherwise specified)

	2009	2010	2011	2012	2013

GDP at current market prices	315,531	329,670	345,287	357,859	365,104

% change – GDP in chained 2007 dollars(1)	-0.6%	2.3%	1.8%	1.5%	1.1%

Household income	267,687	275,612	288,104	299,965	307,279

Capital expenditures	58,858	63,098	64,451	69,147	67,207

International exports of goods	58,049	59,200	63,559	63,598	65,541

Population at July 1 (in thousands)	7,843	7,929	8,008	8,084	8,155

Unemployment rate	8.5%	8.0%	7.8%	7.8%	7.6%

Consumer Price Index – % change	0.6%	1.2%	3.0%	2.1%	0.7%

Average exchange rate (US$ per C$)	0.88	0.97	1.01	1.00	0.97

Consolidated Financial Transactions(2)

Fiscal year ending March 31

(dollar amounts in millions)

	2011	2012	2013	Preliminary Results 2014(3)	Budget Forecast 2015

General Fund

Own-source revenue	47,225	50,272	49,983(4)	52,805	54,682

Federal transfers(5)	15,425	15,243	15,707(6)	16,701(6)	16,691(6)

Total revenue	62,650	65,515	65,690	69,506	71,373

Program spending	-59,978	-61,503	-62,247	-64,518	-65,704

Debt service	-7,084	-7,348	-7,766	-8,443	-8,583

Total expenditure	-67,062	-68,851	-70,013	-72,961	-74,287

Net results of General Fund	-4,412	-3,336	-4,323	-3,455	-2,914

Net results of consolidated entities(7)	2,022	1,548	1,808	1,476	1,865

Surplus (deficit) within the meaning of the public accounts	-2,390	-1,788	-2,515	-1,979	-1,049

Deposits of dedicated revenues in the Generations Fund(8)	-760	-840	-961	-1,121	-1,301

Exclusion of extraordinary loss – Closure of Gentilly-2	–	–	1,876	–	–

Consolidated budgetary balance within the meaning of the Balanced Budget Act	-3,150	-2,628	-1,600	-3,100	-2,350

Deposit of dedicated revenues in the Generations Fund	760	840	961	1,121	1,301

Extraordinary loss – Closure of Gentilly-2	–	–	-1,876	–	–

Consolidated budgetary balance	-2,390	-1,788	-2,515	-1,979	-1,049

Non-budgetary transactions	-1,764	-3,726	-1,603	585	-3,565

Net financial requirements	-4,154	-5,514	-4,118	-1,394	-4,614

Funded Debt of Public Sector (net of sinking fund balances)

As of March 31

(dollar amounts in millions)(9)

	2010	2011	2012	2013	Preliminary results 2014(3)

Government Funded Debt

Borrowings – Government	126,731	139,158	150,380	158,985	166,514

Borrowings – to finance Government Enterprises	217	855	1,009	1,182	1,142

Government Guaranteed Debt(10)	36,385	37,723	38,514	39,631	40,361

Municipal Sector Debt	19,538	20,307	20,719	21,820	22,622

Other Institutions(11)	1,055	1,009	929	836	836

Public Sector Funded Debt(12)	183,926	199,052	211,551	222,454	231,475

Per capita ($)	23,451	25,104	26,417	27,518	28,384

As a percentage of(13)

GDP	58.3%	60.4%	61.3%	62.2%	63.4%

Household income	68.7%	72.2%	73.4%	74.2%	75.3%

(1)	Adjusted for the effects of inflation in the currency from year to year.
(2)	The categories set forth reflect the presentation of the 2014-2015 Budget tabled in June 2014.
(3)

The Preliminary Results 2014 are based on financial information presented as at March 31, 2014 in the Budget 2014-2015, which was released on June 4, 2014. These preliminary results are subject to change.

(4)	Includes Hydro-Québec’s extraordinary loss $1,876 million stemming from the closure of the Gentilly-2 nuclear power plant.
(5)	Federal transfers are presented on an accrual basis.
(6)

Includes an amount of $733 million for Fiscal 2013 and $1,467 million for Fiscal 2014 from the Canada-Québec agreement concluded on March 28, 2012, which stipulates that the federal government will pay Québec $2.2 billion in compensation in respect of the harmonization of the Québec sales tax (QST) with the goods and services tax (GST) and the allocation of $430 million from this compensation to the Fund to Finance Health and Social Services Institutions (FINESSS) for Fiscal 2014. Also reflects the allocation of $430 million from health transfers to FINESSS for Fiscal 2015.

(7)

The results of the consolidated entities also include those of the special funds and the Generations Fund, which are entities of the Consolidated Revenue Fund. The results of the consolidated entities also include the impact of consolidation adjustments.

(8)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the General Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(9)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(10)	Represents debt of Hydro-Québec.
(11)	Represents debt of the universities other than the Université du Québec and its constituents.
(12)	Includes debt covered by the Government’s commitments (see “Public Sector Debt – Government’s Commitment”).
(13)	Percentages are based upon the prior calendar year’s GDP and Household income.

Québec

Nunavut
Hudson Strait
Kangiqsujuaq
Nunavik Nickel
Ungava Bay
Kuujjuaq
Hudson Bay
Labrador Sea
Tracé de 1927 du Conseil privé (non définitif)
B-zone
Kuujjuarapik
Schefferville
James Bay
Radisson
La Grande Rivière
Churchill
Renard
Fermont
Matoush
Fire Lake
Projet La Romaine
Manicouagan
Matagami
Havre-Saint-Pierre
Sept-Îles
Bachelor
Anita
Baie-Comeau
Amos
Saint-Félicien
Gaspé
Newfoundland and Labrador
Rouyn-Noranda
Val-d'Or
Saguenay
Matane
Fleuve Saint-Laurent
Mont-Joli
Golfe du Saint-Laurent
La Tuque
La Pocatière
Québec
Prince Edward Island
New Brunswick
Trois-Rivières
Bécancour
Gatineau
Windsor
Ontario
United States
Nova Scotia
Atlantic Ocean
Bromont
0
200 km
Mirabel
Varennes
Longueuil
Montréal
Vaudreuil-Dorion
Beauharnois
Economic Activities
Airport
Aluminum
Electricity
Electronics
Mine
Port
Chemical Products
Forestry Products
Transport
Boundaries
Northern boundary of the boreal forest
Southern boundary of the area covered by Northern Territory
Borders
International border
Interprovincial border
Québec – Newfoundland and Labrador border (non-definitive)

© Gouvernement du Québec, 2013

QUÉBEC

Overview

Québec is the largest by area of the ten provinces in Canada (1,667,712 square kilometers or 643,907 square miles, representing 17% of the geographical area of Canada) and the second largest by population (8.2 million, representing 23.1% of the population of Canada, as of April 2014). The population of Québec increased on average by 1.0% per year since 2009. In the same period, the population of Canada increased on average by 1.1%.

Québec has a modern, developed economy. In 2013, the service sector contributed 76.6%, the manufacturing industry 13.9%, the construction industry 6.7% and the primary sector 2.8% to real GDP at basic prices in chained 2007 dollars. Québec real GDP represented 19.5% of Canada’s real GDP in 2013. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), petroleum and coal products, transportation equipment products (including aircrafts, motor vehicles and parts), chemical products, paper products and fabricated metal products. Québec also has significant hydroelectric resources, generating 33.8% of the electricity produced in Canada in 2013.

Montréal and Ville de Québec, the capital of Québec, are the main centers of economic activity. Montréal is one of the important industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Port of Montréal is the leading container port in Eastern Canada and a major international port linked to more than 80 countries around the world. Situated on the St. Lawrence River, Port of Montréal provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 94% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each province has exclusive authority to raise revenue for provincial purposes through direct taxation within its territorial limits. Each province also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, all other matters of a purely local or private nature in its province. Additionally, each province has the exclusive authority to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defence, naturalization and aliens, postal service, navigation and shipping and bills of exchange, interest and bankruptcy.

The Constitution Act, 1982 (the “Constitution Act”) provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula and no longer through enactments of the Parliament of the United Kingdom. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the “National Assembly”) and the government of Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

The Parti québécois, whose objective is the sovereignty of Québec, currently forms the Official Opposition in the National Assembly. It formed the Government from September 1994 to April 2003, and formed a minority Government from September 2012 to April 2014. While in power, the Parti québécois held in 1995 a referendum proposing that Québec become sovereign, which a slight majority of Québec citizens (50.6%) rejected. The Supreme Court of Canada decided in August 1998, on a reference from the Government of Canada, (i) under the Constitution, Québec may not secede unilaterally without negotiation with the other parties in the Canadian Confederation within the existing framework; (ii) under international law, Québec has no right to secede unilaterally from Canada; (iii) nonetheless the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of their desire to pursue secession would oblige the other provinces and the Government of Canada to negotiate with Quebec in accordance with constitutional principles; and (iv) if Québec were to so negotiate but faced unreasonable intransigence from the other parties, it would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiations.

Following the last general election, held on April 7, 2014, the Québec Liberal Party, a federalist party, formed a majority Government. It previously formed the Government from April 2003 to September 2012. With regard to the constitutional issue, the Québec Liberal Party pursues a policy that emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces and on promoting intergovernmental cooperation.

Government

Legislative power in Québec is exercised by the National Assembly and the Lieutenant Governor (the Parliament). The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

Executive power in Québec is vested in the Lieutenant Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.

The current National Assembly consists of 70 members of the Québec Liberal Party, 30 members of the Parti québécois, 22 members of the Coalition avenir Québec and 3 members of Québec solidaire. The mandate of the current members will expire on August 29, 2018 and the next general election will be held on October 1, 2018, subject to earlier dissolution of the National Assembly by the Lieutenant Governor upon the recommendation of the Prime Minister.

Native Peoples

Various aboriginal communities in Québec have initiated legal actions to have the existence of their ancestral rights (including aboriginal title) recognized and to obtain damages and interest as compensation for alleged infringements of their rights. The ancestral rights of aboriginal people are recognized under section 35 of the Constitution. Taken as a whole, aboriginal people are claiming $10.1 billion in damages and interest through these actions.

Included among these legal actions are five claims for damages and interest filed as part of efforts to contest the validity of a provision of the James Bay and Northern Québec Native Claims Settlement Act, S.C. 1977, c.32 (the “JBNQ Act”) which implements the 1975 James Bay and Northern Québec Agreement (the “JBNQA”). The effect of that provision was to extinguish all aboriginal claims, rights, titles and interests, regardless of their nature, in respect of the territory covered by the JBNQA.

❑

In the first action (The Betsiamites Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Quebec (Superior Court, no 500-17-018685-035)) (Betsiamites II), which was filed in December 2003, the Innu First Nation of Betsiamites (the “Betsiamites”) is claiming the invalidity of the provisions of the JBNQ Act and of An Act respecting the agreement concerning James Bay and Northern Québec, CQLR, chapter C-67 that are alleged to have infringed on the ancestral rights of the Betsiamites, by extinguishing their rights over the territory covered by the JBNQA. The Betsiamites also claim full enjoyment of their ancestral rights over this territory that they consider to be their ancestral territory and $75 million in compensation for loss of enjoyment of such rights for more than 25 years. Alternatively, they claim $250 million as fair compensation in the event the court should conclude that their ancestral rights were extinguished by the provincial and federal statutes in question. Québec and Hydro-Québec are contesting this claim.

❑

The second action concerns the community of Uashat-Maliotenam (The Innus of Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec. (Superior Court, no 200-17-004196-036)) (Uashat II). In this action, also filed in December 2003, representatives of the Innus of Takuikan instituted an action seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs, who claim not to be parties to the JBNQA, allege that the JBNQA and certain federal and provincial laws are illegal, unconstitutional and not binding upon them. They seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and damages from Canada, Québec and Hydro-Québec, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). In June 2005, as requested by the parties, the Québec Superior Court suspended the legal action for five years. However, on January 27, 2009, at the request of the Attorney-General of Canada, the suspension of the proceedings was lifted and the case has been reactivated. Québec intends to contest this claim. Hydro-Québec has agreed with the claimants to suspend legal proceedings pending ongoing settlement discussion between the parties.

❑

The third action was filed in December 2003 by the Atikamekw (the Atikamekw Band of Opiticiwan et al. v. Attorney-General of Québec and the Attorney-General of Canada and Hydro-Québec (Superior Court, no 500-17-018678-030)). The Atikamekw are asking the Court to declare that the JBNQ Act did not extinguish the “native, ancestral or aboriginal claims, rights, titles and interests” they may hold in the portion of the territory they claim and which is located on the territory covered by the JBNQA. Alternatively, the Atikamekw are claiming compensation of $300 million for the unilateral extinguishment of their claims, titles, rights and interests over the territory mentioned above. Québec intends to contest this claim. Hydro-Québec has agreed with the claimants to suspend legal proceedings pending ongoing settlement discussion between the parties.

❑

The fourth action was filed by the Matimekush Lac-John Innu community in December 2013 (Les Innus de Matimekush-Lac John et al. c. Procureur général du Canada et Procureur général du Québec (Superior Court, No. 500-17-080445-136)). The community asked the Court to declare the JBNQ Act inapplicable to it and that the JBNQ Act did not extinguish its ancestral claims, rights, titles and interests on the portion of the traditional territory (“Nitassinan MLJ-ITUM”) that it is claiming that overlaps the territory covered by the northern agreements (the JBNQA and the Northeastern Quebec Agreement established by An Act approving the Northeastern Quebec Agreement, CQLR, chapter C-67.1). The community is also demanding a declaration to the effect that it enjoys aboriginal title and ancestral rights on this portion of the territory. Alternatively, the community is claiming $500 million by way of compensation for the “expropriation of its rights and interests” in respect of the territory. Québec intends to contest this claim.

❑

The fifth action was filed on June 3, 2014 by the Abitibiwinni (Pikogan), Lac Simon, Long Point (Winneway) and Kitcisakik Québec Algonquin communities and the Wahgoshig Ontario Algonquin community (Les Algonquins d’Abitibiwinni et al. c. Procureur général du Canada et Procureur général du Québec (Superior Court, No. 500-17-082705-149)). The communities asked the Court to declare the JBNQ Act inapplicable to them and that the JBNQ Act did not extinguish their ancestral claims, rights, titles and interests on the portion of the territory (called the “Territoire des Algonquins du Nord”) that they are claiming that overlaps the territory covered by the JBNQA. They are also demanding a declaration to the effect that the claimant communities enjoy aboriginal title and ancestral rights on this portion of the territory. Alternatively, the communities are claiming $500 million by way of compensation for the “expropriation of their rights and interests” in respect of the territory. Québec intends to contest this claim.

Three legal actions dated March 28, 2014 were filed by Innu communities, each seeking $1 billion in compensation and recognition of Aboriginal rights and Aboriginal title with respect to their traditional territories (Première nation d’Essipit et al. c. Procureur général du Québec et Procureur général du Canada (Superior Court, no 500-17-081755-145), Première nation de Natashkuan et al. c. Procureur général du Québec et Procureur general du Canada (Superior Court, no 500-17-081757-141) and Première nation de Pekuakamiulnuatsh et al. c. Procureur général du Québec et Procureur général du Canada (Superior Court, no 500-17-081756-143). Similar claims had been filed by these bands on December 30, 2003 and later withdrawn in accordance with agreements reached on March 30, 2004 whereby Québec and Canada agreed to extend the legal prescription for a ten-year period. Negotiations are underway to renew the March 30, 2004 agreements so that the new claims could be withdrawn in exchange for a further extension of the prescription period.

Three other legal actions seeking damages and interest have been filed by aboriginal communities to obtain compensation for alleged infringements of their rights over territories not covered by the JBNQA.

❑

In the first action, filed in 1998 (The Innu Nation of Pessamit et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec (Superior Court, no 500-05-039472-988) (Betsiamites I), the Betsiamites are seeking judicial recognition of their aboriginal title and ancestral rights over a certain area of land in Quebec North Shore, including the area where Hydro-Québec’s Manicouagan-Outardes hydro-electric facilities are located. In addition, the Betsiamites are claiming $500 million, with interest, for damages caused to the territory by the construction of hydroelectric facilities in the late 1960s and early 1970s. They are also demanding that Hydro-Québec be ordered to turn over to the Betsiamites a portion of the revenue from the production of electrical power by these facilities. In November 2006, the Betsiamites reinstated the legal action. By amendment, the Betsiamites attempted to increase its initial claim of $500 million to $10.8 billion and to add annual compensation payments of $657 million. The motion for amendment was denied by the Québec Superior Court in July 2010 and the Québec Court of Appeal in February 2011. Québec and Hydro-Québec are contesting this claim.

❑

The second action (The First Nation of Pessamit et al. v. Attorney-General of Québec, the Attorney-General of Canada (Superior Court, no 500-17-028743-055)) (Betsiamites IV) was filed by the Betsiamites in December 2005. This action covers the portion of the traditional territory they claim (50,000 square kilometers of 138,000 square kilometers) on which forest development has been carried out since the mid-19th century. This legal action impleads the 27 forest products companies that hold at least one timber supply and forest management agreement on the traditional territory claimed by the Betsiamites. In this lawsuit, the Betsiamites seek confirmation that: 1) they hold aboriginal title and ancestral rights over their traditional territory; 2) forest development of this territory was authorized illegally; 3) the Government was not entitled to collect revenues from such development; and 4) the Forest Act cannot apply to the traditional territory of the Betsiamites. Lastly, the Betsiamites are claiming damages and interest of $1 billion against Québec and Canada for infringement of enjoyment of their ancestral rights and $2.1 billion against Québec for breach of their right to develop the forest resource. On September 30, 2006, the Betsiamites amended this legal action, adding a claim for the payment of $50 million in damages and interest against Québec and a forest company for logging activities carried out on René-Levasseur Island. Québec is contesting this claim.

❑

In the third action, the Uashaunnuat filed a motion before the Superior Court of Québec in May 2010 (The Innus of Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec, Attorney-General of Canada and Hydro-Québec (Superior Court, no 500-17-050868-093) seeking an interlocutory injunction regarding, among other things, Hydro-Québec’s proposed construction of transmission lines to connect the Romaine River hydroelectric complex to Hydro-Québec’s grid which, according to the Uashaunnuat, is being undertaken in violation of their ancestral rights on their alleged ancestral territory. In addition, the Uashaunnuat are raising various procedural claims relating to the environmental review process. Construction of this project began in 2009 and the commissioning of the first generating station is presently scheduled for late 2014. In mid-January 2011, Hydro-Québec and the claimants entered into an agreement in principle regarding these claims which was rejected by the members of the Uashaunnuat in a referendum held April 15, 2011. During the summer of 2011, negotiations were held between Québec and the Uashaunnuat leading to an agreement stipulating different measures in matters of economic and community development. In a second referendum, the members of the Uashaunnuat rejected the ratification of the agreement in principle with Hydro-Québec, as well as the new agreement with Québec. On April 11, 2014, a majority of 54% of the members of Uashaunnuat voted in a referendum in favor of a new agreement in principle with Hydro-Québec that calls for the negotiation of a possible final agreement. Pursuant to this third referendum, discussions between the parties are ongoing to settle the dispute.

In December 1996, Philomène and George McKenzie, of the community of Uashat-Maliotenam near Sept-Îles, filed a motion for a declaratory judgment to have declared, in favor and on behalf of their families, an aboriginal title and ancestral rights, including for hunting, fishing and trapping on the land they claim as their traditional lands (Philomène McKenzie et al. v. Attorney-General of Québec et al. (Superior Court, no 500-05-027983-962)) (Uashat I). The territory claimed covers roughly 1,600 square kilometers and is located north of Sept-Îles. In addition, they are asking that any mining project be subject to their consent. They are also asking for a permanent injunction against any project located on the territory they claim and the work resulting from it. The claimants are also demanding $7 million in damages and interest. This case remained inactive from 1997 until the spring of 2007, when the announcement of the Lac Bloom project (a mining project near Fermont, Québec) gave new impetus to the dispute. On April 13, 2007, the claimants served notice announcing an amendment to their petition, adding ten new claimants and increasing the land area on which ancestral rights and aboriginal title are claimed from 1,600 square kilometers to 16,679 square kilometers. The amount of damages claimed has also risen from $7 million to $350 million.

ECONOMY

Economic Developments in 2013

Canada.   Gross domestic product (“GDP”) adjusted for inflation in chained 2007 dollars (“real GDP”), as published in the National Economic Accounts on May 30, 2014, increased at a rate of 2.0% in 2013, compared with 1.7% in 2012. This increase was mainly attributable to consumer spending and international exports. Final domestic demand increased by 1.4% in 2013, compared to 2.3% in 2012. Real consumer spending increased by 2.4% in 2013, compared to 1.9% in 2012. International exports increased by 2.2% in volume and by 3.5% in value in 2013 compared with increases of 1.5% and 1.1%, respectively, in 2012. International imports increased by 1.1% in volume and by 2.5% in value in 2013 compared with increases of 3.1% and 3.6%, respectively, in 2012.

Real non-residential investment increased by 0.1% in 2013, the result of a 1.0% decrease in the government sector and a 0.4% increase in the business sector. Residential investment decreased by 0.3% in 2013, due to a 12.5% decrease in housing starts. Government expenditure on goods and services increased by 0.6% in 2013.

The Consumer Price Index (“CPI”) increased by 0.9% in 2013. Overall employment increased by 1.3% in 2013, while the unemployment rate decreased to 7.1% from 7.2% in 2012.

Québec.  Real GDP, as published in the Québec Economic Accounts on June 27, 2014, increased at a rate of 1.1% in 2013, compared to an increase of 1.5% in 2012. Final domestic demand increased by 0.7% in real terms in 2013, compared to a 2.0% increase in 2012. Real consumer spending increased by 2.3% in 2013, compared to 1.2% in 2012. International exports increased by 5.2% in volume and by 5.1% in value in 2013, compared with increases of 1.9% in volume and 2.3% in value in 2012. International imports increased by 1.3% in volume and by 2.2% in value in 2013, compared with increases of 4.2% in volume and 4.4% in value in 2012.

The value of non-residential investment decreased by 2.9% in 2013, the result of a 12.2% decrease in the private sector and a 9.5% increase in the public sector. The value of residential investment decreased by 2.6% in 2013.

The CPI increased by 0.7% in 2013. Overall employment increased by 1.2% in 2013 while the unemployment rate decreased to 7.6 from 7.8% in 2012.

Northern Development

Following the April 2014 general election, the Government has relaunched the Plan Nord, an updated and enhanced version of the previous Plan Nord put forth in May 2011.

The Northern Territory covers nearly 1.2 million square kilometers and accounts for 72% of Québec’s geographic area. A variety of mineral resources are to be found there, including gold, iron and rare earths, as well as clean and renewable energy resources.

The Government is intensifying its efforts to develop the Northern Territory’s natural resources. By 2035, the Government intends to invest approximately $2 billion, through the Fonds du Plan Nord to support large-scale strategic development projects, including roads, social housing, training facilities and national parks. The Government also intends to invest another $1 billion to acquire equity interests in companies that extract mineral substances from land in the “domain of the State” (i.e. Québec), through the Capital Mines Hydrocarbures Fund. The majority of these strategic investments will be for projects in the Northern Territory. A new agency, the Société du Plan Nord, will be created to coordinate Government action for the Northern Territory’s development.

Table 1

Main Economic Indicators of Québec(1)

(dollar amounts in millions, except for per capita amounts)

	2009	2010	2011	2012	2013	Compound Annual Rate of Growth 2009-2013

GDP

At current market prices	315,531	329,670	345,287	357,859	365,104

	0.6%	4.5%	4.7%	3.6%	2.0%	3.1%

In chained 2007 dollars	309,683	316,886	322,442	327,161	330,720

	-0.6%	2.3%	1.8%	1.5%	1.1%	1.2%

Per capita	39,483	39,964	40,267	40,470	40,553

	-1.7%	1.2%	0.8%	0.5%	0.2%	0.2%

Household income	267,687	275,612	288,104	299,965	307,279

	0.7%	3.0%	4.5%	4.1%	2.4%	2.9%

Per capita	34,129	34,758	35,979	37,106	37,678

	-0.3%	1.8%	3.5%	3.1%	1.5%	1.9%

Capital expenditures	58,858	63,098	64,451	69,147	67,207

	-2.1%	7.2%	2.1%	7.3%	-2.8%	2.3%

Value of manufacturers’ shipments	127,047	132,605	139,273	139,130	137,280

	-13.6%	4.4%	5.0%	-0.1%	-1.3%	-1.4%

Retail trade	93,759	99,590	102,556	103,753	106,301

	-1.1%	6.2%	3.0%	1.2%	2.5%	2.3%

	(In thousands of persons)
Population (at July 1)	7,843	7,929	8,008	8,084	8,155

	1.1%	1.1%	1.0%	1.0%	0.9%	1.0%

Labor Force	4,204	4,254	4,286	4,320	4,365

	0.5%	1.2%	0.8%	0.8%	1.0%	0.9%

Participation rate (percentage)	65.3%	65.4%	65.2%	65.1%	65.2%

Employment	3,848	3,915	3,954	3,984	4,032

	-0.8%	1.7%	1.0%	0.8%	1.2%	0.8%

Unemployment rate (percentage)	8.5%	8.0%	7.8%	7.8%	7.6%

	(2002=100)
CPI	113.4	114.8	118.3	120.8	121.7

	0.6%	1.2%	3.0%	2.1%	0.7%	1.5%

(1)  Unless otherwise indicated, percentages are percentage changes from the previous year.

Sources : Institut de la statistique du Québec and Statistics Canada.

Economic Structure

In 2013, Québec accounted for 19.5% of Canada’s real GDP. The service sector accounted for 76.6% of Québec’s real GDP, compared with 20.6% for the secondary sector and 2.8% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2013, the value of exports (including to other Canadian provinces) represented 45.8% of Québec’s GDP.

The following table shows the contribution of each sector to real GDP, which includes net taxes (taxes less subsidies), paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

Table 2

Real Gross Domestic Product by Sector at Basic Prices in Chained 2007 Dollars(1)

(dollar amounts in millions)

					% of total 2012			% of total 2013
	2009	2010	2011	2012	Québec	Canada	2013	Québec	Canada

Primary Sector

Agriculture, forestry, fishing and hunting	4,766	4,964	4,961	5,041	1.7	1.6	5,157	1.7	1.8

Mining and oil and gas extraction	2,964	3,092	3,091	3,103	1.0	8.0	3,407	1.1	8.1

	7,730	8,056	8,052	8,144	2.7	9.6	8,564	2.8	9.9

Secondary Sector

Manufacturing	42,801	43,364	43,692	43,412	14.3	10.8	42,752	13.9	10.6

Construction	18,753	19,218	19,625	21,014	6.9	7.2	20,418	6.7	7.1

	61,554	62,582	63,317	64,426	21.2	18.0	63,170	20.6	17.7

Service Sector

Community, business and personal services	82,428	82,938	83,868	85,075	28.1	25.4	86,723	28.2	25.4

Finance, insurance and real estate	48,467	49,809	51,154	52,243	17.2	19.1	53,482	17.4	19.3

Wholesale and retail trade	32,759	33,946	34,637	35,134	11.6	10.9	35,476	11.6	10.9

Governmental services	22,007	22,679	23,051	23,068	7.6	7.0	23,284	7.6	6.9

Transportation and warehousing	11,297	11,703	11,972	12,150	4.0	4.2	12,171	4.0	4.1

Other utility services	12,202	12,541	13,035	13,127	4.3	2.4	13,756	4.5	2.5

Information and cultural services	9,736	9,836	10,008	10,106	3.3	3.4	10,148	3.3	3.3

	218,896	223,452	227,725	230,903	76.1	72.4	235,040	76.6	72.4

Real GDP	288,180	294,090	299,094	303,473	100.0	100.0	306,774	100.0	100.0

(1)	North American Industrial Classification System (NAICS) in chained 2007 dollars. For the chained 2007 dollars, the aggregate amounts are not equal to the sums of their components.

Sources: Statistics Canada.

Primary Sector. In 2013, the primary sector, which includes agriculture, forestry, fishing and hunting and mining and oil and gas extraction, contributed 2.8% of real GDP and accounted for 2.1% of employment in Québec. Québec’s forests, covering 761,000 square kilometers, or 294,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced approximately 0.864 billion cubic feet of timber in 2013, generating revenue of $1.651 billion from sales to domestic and foreign customers. Although timber prices were higher in 2013 than in 2012, the lower timber production translated into lower revenues. The value of fabricated wood products shipments increased by 18.7% and the value of exports increased by 30.3%. In mining and oil and gas extraction, which represented 39.8% of the primary sector in 2013, production is concentrated mainly in iron ore, gold, nickel, stone, cement, zinc and copper. In 2013, the value of mineral production amounted to $8.3 billion.

Secondary Sector. In 2013, the secondary sector, which consists of the manufacturing and construction industries, contributed 20.6% of real GDP and accounted for 18.5% of employment in Québec. In terms of real GDP, the construction industry recorded a 2.8% decrease in 2013 over 2012, with a strong decrease in heavy and civil engineering construction and other activities. In 2013, real GDP in the manufacturing industry decreased by 1.5% and employment in the industry decreased by 2.7%. Weak demand from Québec’s trading partners, particularly the United States, explains the decrease in manufacturing real GDP. The manufacturing industries that showed the strongest growth are electrical equipment, appliance and components (8.0% in real GDP and -2.7% in employment), wood products (7.4% in real GDP and -1.6% in employment), furniture and related products (7.3% in real GDP and -2.1% in employment) and primary metal (5.1% in real GDP and -9.2% in employment). The manufacturing industries that showed the sharpest declines are fabricated metal products (-6.1% in real GDP and -2.2% in employment), plastics and rubber products (-3.1% in real GDP and -2.7% in employment), food products (-3.0% in real GDP and -2.8% in employment) and beverage and tobacco products (-2.2% in real GDP and -6.2% in employment).

The value of shipments of primary metals decreased by 4.7% in 2013 due to lower global demand. Durable goods accounted for 58.9% of manufacturing real GDP and 57.3% of manufacturing employment. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), transportation equipment (including aircrafts, motor vehicles and parts), petroleum and coal products, chemical products, paper products and fabricated metal products. As a result of its competitive advantage in low-cost electricity production, Québec is one of the world’s leading producers of aluminum.

Table 3

Value of Manufacturers’ Shipments(1)

(dollar amounts in millions)

					% of total		% of total
	2009	2010	2011	2012	2012	2013	2013

Food manufacturing	19,536	19,930	20,537	20,152	14.5	19,117	13.9

Primary metal manufacturing	15,092	19,439	21,395	19,866	14.3	18,932	13.8

Transportation equipment manufacturing	14,369	12,540	15,039	14,389	10.3	15,987	11.6

Chemical manufacturing	8,609	9,096	8,074	8,254	5.9	8,564	6.2

Paper manufacturing	8,823	8,734	8,574	8,383	6.0	8,289	6.0

Fabricated metal product manufacturing	6,940	6,684	7,111	7,807	5.6	7,440	5.4

Plastics and rubber products manufacturing	5,180	5,949	6,566	6,731	4.8	6,719	4.9

Machinery manufacturing	5,535	5,424	6,166	6,318	4.5	6,296	4.6

Wood product manufacturing	5,020	5,410	5,021	5,258	3.8	6,244	4.5

Electrical equipment, appliance and component manufacturing	3,432	3,475	3,530	3,719	2.7	4,029	2.9

Beverage and tobacco product manufacturing	3,432	3,469	3,560	3,611	2.6	3,691	2.7

Furniture and related product manufacturing	3,258	3,292	3,152	3,078	2.2	3,373	2.5

Others(2)	27,821	29,165	30,548	31,563	22.7	28,598	20.8

	127,047	132,605	139,273	139,130	100.0	137,280	100.0

(1)	North American Industrial Classification System (NAICS).
(2)	Including notably, petroleum and coal products, furniture and related product manufacturing, computer and electronic, and furniture and printing.

Sources : Statistics Canada.

Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, transportation and warehousing, other utility services and information and cultural services. In 2013, the service sector contributed 76.6% of real GDP and accounted for 80.0% of employment in Québec.

In terms of real GDP, there was moderate growth in all industries in the service sector in 2013: other utility services (4.8%), finance, insurance and real estate (2.4%), community, business and personal services (1.9%), wholesale and retail trade (1.0%), governmental services (0.9%), information and cultural services (0.4%), and transportation and warehousing (0.2%). Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Waterway transportation is provided mainly through the St. Lawrence River Seaway. Approximately 29.0% of all international tonnage handled in Canadian ports in 2011 (the most recent year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

The financial sector includes large Canadian and foreign banks, insurance companies and other private financial institutions, cooperative institutions and Government financial intermediary enterprises and fiduciary agencies, including the Caisse de dépôt et placement du Québec (the “Caisse”), which is one of the largest institutional fund managers in North America.

Capital Expenditures. In 2013, the value of capital expenditures by the private and public sectors decreased by 2.8% in Québec. Total capital expenditures decreased as a result of a 2.6% decrease in residential investment and a 2.9% decrease in non-residential investment. Non-residential investment increased by 9.5% in the public sector and decreased by 12.2% in the private sector.

The contraction of Québec’s residential sector reflects successive measures to tighten mortgage lending rules in an effort to limit the expansion of mortgage credit in Canada.

The decrease in non-residential investment resulted from decrease in mining and oil and gas extraction (-39.5%), business services (-14.3), manufacturing (-8.4%), transportation and warehousing (-4.8%) and finance, insurance and real estate operators (-3.6%). These decreases were partially offset by increases in construction (11.8%), wholesale and retail trade (10.3%), information, cultural and other utilities (5.7%), governmental, educational, health and social services (5.2%) and agriculture, forestry, fishing and hunting (4.9%).

Table 4

Private and Public Sectors Capital Expenditures in Québec(1)

(dollar amounts in millions)

					% of total		% of total
	2009	2010	2011	2012	2012	2013	2013

Non-residential Investment:

Governmental, educational, health and social services	13,277	13,316	13,570	13,581	19.6	14,282	21.3

Information, cultural and other utilities	7,299	6,990	7,497	8,111	11.7	8,576	12.8

Finance, insurance and real estate operators	4,125	4,751	3,124	3,785	5.5	3,650	5.4

Transportation and warehousing	2,904	2,059	2,449	3,094	4.5	2,946	4.4

Manufacturing	3,094	3,333	4,610	4,680	6.8	4,288	6.4

Business services, accommodation and other services	2,677	2,505	3,029	3,149	4.6	2,700	4.0

Wholesale and retail trade	2,635	2,783	2,495	3,176	4.6	3,503	5.2

Mining and oil and gas extraction	1,790	2,598	3,438	4,735	6.8	2,863	4.3

Construction	945	1,190	1,231	1,120	1.6	1,252	1.9

Agriculture, forestry, fishing and hunting	758	774	711	754	1.1	791	1.2

	39,504	40,298	42,154	46,186	66.8	44,850	66.7

Residential Investment	19,354	22,800	22,297	22,961	33.2	22,357	33.3

	58,858	63,098	64,451	69,147	100.0	67,207	100.0

Private sector	39,709	43,971	45,237	49,281	71.3	45,455	67.6
Public sector	19,149	19,127	19,214	19,866	28.7	21,752	32.4

	58,858	63,098	64,451	69,147	100.0	67,207	100.0

(1)	North American Industrial Classification System (NAICS).

Sources : Statistics Canada.

Labor Force. In 2013, the labor force was estimated at 4.4 million persons, an increase of 1.0% from 2012. The labor force participation rate for 2013 was estimated at 65.2% in Québec, compared with 66.5% in Canada. Total employment increased by 1.2% in 2013 in Québec, compared to a 1.3% increase in Canada.

The unemployment rate in Québec decreased from 7.8% to 7.6% in 2013, compared with a decrease from 7.2% in 2012 to 7.1% in 2013 in Canada.

Energy. Of the total energy consumed in Québec in 2011 (the most recent year for which information is available), energy derived from electricity accounted for 39.7%, oil for 38.1%, natural gas for 13.8%, biomass for 7.3% and coal for 1.1%.

Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2013, 99% of all electricity produced in Québec was from hydroelectric installations. More than 39,700 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers but excluding the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2012, 15.4% (based on sales volume) was exported to the United States and to other Canadian provinces, compared with 13.1% in 2011.

Exports and Imports. In 2013, Québec’s exports of goods and services totaled $167.2 billion of which $96.8 billion (57.9%) was international exports and $70.4 billion (42.1%) was interprovincial exports. Québec’s imports of goods and services totaled $191.6 billion, of which $123.7 billion (64.6%) were international imports and $67.9 billion (35.4%) were interprovincial imports. Québec’s international imports represented 20.7% of Canada’s total imports. In 2013, Québec’s external sector (as defined by the Economic Accounts of Institut de la Statistique du Québec) registered an overall deficit of $24.4 billion, including a deficit of $26.9 billion on international trade and a surplus of $2.5 billion on interprovincial trade. In 2012, Québec registered an overall deficit of $27.8 billion, including a deficit of $28.9 billion on international trade and a surplus of $1.1 billion on interprovincial trade. The deficit in 2013 reflects mainly the impact of a strong Canadian dollar on international trade and high oil prices. The value of exports increased as a result of higher volume and prices. The value of imports was supported by a growing domestic demand and higher prices. The volume of exports was also stimulated by slower growth in export prices resulting from the depreciation of the Canadian dollar.

Québec’s international exports of goods are diversified: aircraft and associated parts have the largest export share, accounting for 11.2% of the total. Aluminum and articles thereof rank second with 9.4%, nuclear reactors, boilers, machinery and mechanical appliances exports are next with 9.2%. International exports of goods originating from Québec, calculated by the Institut de la statistique du Québec from data on Canada’s total exports of goods, were $65.5 billion for 2013 compared with $63.6 billion in 2012, an increase of 3.1%. Increases occurred in the value of exports of wood and articles of wood (30.0%), aircrafts and spacecrafts (20.2%), copper and articles thereof (14.8%), motor vehicles, trailers, bicycles, motorcycles and other similar vehicles (10.1%), plastics and articles thereof (6.3%), paper and paperboards (5.0%), and aluminum and articles thereof (4.1%). These increases were offset by decreases in the value of exports of ores, slag and ashes (-19.7%), electrical or electronic machinery and equipment (-5.1%), mineral fuels and mineral oils (-4.2%), and nuclear reactors, boilers, machinery and mechanical appliances (-0.6%).

The United States is Québec’s principal international export market, accounting for 70.7% of international exports of goods in 2013. The balance of international exports is broadly distributed: Europe (12.2%), Asia excluding Middle-East (9.2%), Middle-East (1.9%), and the rest of world (6.0%). The share of international exports to destinations other than the United States rose from 17.1% in 2003 to 29.3% in 2013.

Table 5

Québec’s International Exports of Goods

(dollar amounts in millions)

					% of total		% of total
	2009	2010	2011	2012	2012	2013	2013

Aircrafts and Spacecrafts	7,169	6,154	6,362	6,101	9.6	7,335	11.2

Aluminum and Articles Thereof	5,203	6,561	7,173	5,941	9.3	6,183	9.4

Nuclear Reactors, Boilers, Machinery and Mechanical Appliances	6,224	5,503	5,696	6,052	9.5	6,014	9.2

Paper, Paperboard and Articles Made From These Materials	5,079	4,839	4,808	4,218	6.6	4,430	6.8

Mineral fuels, Mineral Oils, Bituminous Substances and Mineral Waxes	3,059	2,915	3,553	3,984	6.3	3,816	5.8

Electrical or Electronic Machinery and Equipment	2,991	2,786	2,874	3,151	5.0	2,990	4.6

Motor Vehicles, Trailers, Bicycles, Motorcycles and Other Similar Vehicles	1,791	1,750	2,250	2,302	3.6	2,535	3.9

Copper and Articles Thereof	1,562	2,113	2,422	2,134	3.4	2,450	3.7

Ores, Slag and Ash	2,011	1,688	2,447	2,879	4.5	2,312	3.5

Wood and Articles of Wood	1,557	1,611	1,559	1,713	2.7	2,226	3.4

Plastics and Articles Thereof	1,607	1,655	1,794	1,982	3.1	2,107	3.2

Other goods(1)	19,796	21,625	22,620	23,141	36.4	23,142	35.3

Total	58,049	59,200	63,559	63,598	100.0	65,541	100.0

(1)

The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as precious metal, scientific and technical instrumentation, pharmaceuticals products and rubber.

Sources : Institut de la statistique du Québec.

Table 6

Québec’s International Imports of Goods

(dollar amounts in millions)

					% of total		% of total
	2009	2010	2011	2012	2012	2013	2013

Mineral Fuels, Mineral Oils, Bituminous Substances and Mineral Waxes	13,964	16,679	18,706	20,291	23.9	20,907	23.7

Motor Vehicles, Trailers, Bicycles, Motorcycles and Other Similar Vehicles	8,690	10,098	10,388	11,092	13.1	11,448	13.0

Nuclear Reactors, Boilers, Machinery and Mechanical Appliances	8,107	7,920	8,835	8,847	10.4	8,899	10.1

Electrical or Electronic Machinery and Equipment	6,473	7,015	7,077	7,134	8.4	7,083	8.0

Aircrafts and Spacecrafts	2,514	2,174	2,359	2,433	2.9	3,496	4.0

Pharmaceutical Products	3,420	2,844	2,243	2,175	2.6	2,308	2.6

Plastics and Articles Thereof	1,734	1,900	2,067	2,076	2.4	2,228	2.5

Optical, Medical , Photographic, Scientific and Technical Instrumentation	1,865	1,842	2,109	2,087	2.5	2,178	2.5

Inorganic Chemicals and Compounds of Precious Metals and Radioactive Elements	1,822	2,027	2,305	2,130	2.5	2,144	2.4

Pearls, Precious Stones or Metals, Coins and Jewellery	1,377	2,161	3,009	1,609	1.9	1,768	2.0

Rubber and Articles Thereof	1,407	1,541	1,815	1,772	2.1	1,545	1.7

Other goods(1)	21,320	21,689	23,306	23,289	27.4	24,374	27.6

Total	72,693	77,891	84,218	84,935	100.0	88,376	100.0

(1)

The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as beverages, spirits and vinegar, articles of apparel, furniture, stuffed furnishings, lamps and illuminated signs, organic chemicals and iron and steel.

Sources : Institut de la statistique du Québec.

Table 7

Selected Trade Indicators for Québec

(dollar amounts in millions)

	2009	2010	2011	2012	2013

Exports of Goods and Services	143,731	148,101	157,234	160,813	167,157

Exports to other countries	82,045	83,409	90,066	92,149	96,807

Exports of goods to other countries	67,192	68,329	73,902	75,487	79,507

Exports of services to other countries	14,853	15,080	16,164	16,662	17,300

Exports to other provinces	61,686	64,692	67,168	68,664	70,350

Exports of goods to other provinces	33,023	35,418	36,703	37,320	37,711

Exports of services to other provinces	28,663	29,274	30,465	31,344	32,640

Ratio of Exports to Nominal GDP	45.6%	44.9%	45.5%	44.9%	45.8%

Imports of Goods and Services	160,598	168,636	181,820	188,620	191,595

Imports from other countries	100,212	106,285	115,906	121,048	123,730

Imports of goods from other countries	86,123	91,582	100,429	105,253	107,829

Imports of services from other countries	14,089	14,703	15,477	15,795	15,902

Imports from other provinces	60,386	62,351	65,914	67,572	67,865

Imports of goods from other provinces	26,228	26,347	27,631	28,567	28,238

Imports of services from other provinces	34,158	36,004	38,283	39,005	39,627

Balance of Goods and Services	-16,867	-20,535	-24,586	-27,807	-24,438

Balance with other countries	-18,167	-22,876	-25,840	-28,899	-26,924

Balance with other provinces	1,300	2,341	1,254	1,092	2,486

Sources : Institut de la statistique du Québec and Statistics Canada.

Free Trade Agreements

Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”), which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including energy. The FTA provides for a binding binational review of domestic determinations in anti-dumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”), which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico.

In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by January 1, 2005 (Free Trade Area of the Americas or “FTAA”). Although the January 1, 2005 deadline was not met, parties to the negotiations of the FTAA have reaffirmed their commitment to pursue such negotiations in the future. Canada and the European Union began negotiations regarding a free trade agreement in 2009. Canada has also initiated free trade negotiations with the Trans-Pacific Partnership, the Central America Four, the Caribbean Community, and MERCOSUR. Canada has effective free trade agreements with Chile, Israel, Costa Rica, Peru, the member states of the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein), Colombia, Jordan and Panama. Canada has signed agreements which are currently in process of approval with Honduras and has concluded agreements with South Korea. It also has free trade negotiations with India, Ukraine, Morocco, Japan, Dominican Republic and Singapore.

On February 12, 2010, Canada and the United States signed the Agreement on Government Procurement which, notably, provides Canadians with permanent access to U.S. state government procurement commitments in exchange for permanent U.S. access to Canadian provincial and territorial procurement contracts in accordance with the WTO Government Procurement Agreement.

Softwood Lumber Dispute For many years, U.S. forest products interests including lumber producers and various labor unions have pursued allegations that softwood lumber imports from Canada were subsidized by the federal and provincial governments. In 2006, the U.S. and Canada entered into the Softwood Lumber Agreement (the “SLA”). Under the terms of the SLA, Canadian lumber exports covered by the dispute are subject at the provinces’ choice to either an export charge only (Option A) or an export charge plus volume restraint (Option B) if the prevailing monthly price of lumber (as defined in the SLA) drops below US$355 per thousand board feet. The total volume of permitted exports, which takes into account anticipated demand in the United States, is allocated to the provinces in question. Provincial quotas are calculated on the basis of the share of lumber exports over the period from April 1, 2001 to December 31, 2005.

Québec chose Option B, which involves no charge or volume restraint if the prevailing monthly price of lumber is over US$355 (Random Lengths Framing Composite). However, if the prevailing monthly price of lumber falls below US$355, then charges varying between 2.5% and 5.0% and an export volume restraint (limiting Quebec’s exports to between a 4.86% and 4.29% share of expected U.S. consumption per month) become applicable to Québec. Since the SLA came into force in 2006 and until mid 2012, the prevailing monthly lumber prices generally remained below US$315 (resulting in the maximum export charge and the strictest share limitation), and then started to fluctuate above US$315. Since January 2013, the prevailing monthly lumber prices have generally been above US$355.

Unless terminated by either party, the SLA is to remain in force until October 2015. In accordance with the dispute resolution mechanism of the SLA, the United States has initiated various arbitration proceedings against Canada in the London Court of International Arbitration (“LCIA”). In one instance, while most claims under the arbitration were dismissed, the LCIA ordered Canada to collect a compensatory export charge for failure to adequately impose agreed upon export measures for Option B provinces which were fully paid in 2011. In another instance, the LCIA ordered Canada to impose additional compensatory export charges on softwood lumber exports from Québec (2.6%) and Ontario (0.1%) on the basis that these provinces were found to have provided grants and other benefits to the softwood sector which had the effect of circumventing Canada’s commitments under the SLA. In accordance with the order of the LCIA, these latter charges were applied from March 2011 until October 2013.

GOVERNMENT FINANCES

Financial Administration

The Minister of Finance is responsible for the general administration of the Government’s finances. The Financial Administration Act and the Balanced Budget Act govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration.

Since January 2007, the Minister of Finance also manages the Generations Fund. This fund was established in June 2006 pursuant to the Act to reduce the debt and establish the Generations Fund, in order to reduce the Government’s debt burden.

The Conseil exécutif issues Orders in Council that authorize the Minister of Finance to enter into financial contracts, including those related to borrowings by the Government. The Conseil du trésor determines the accounting policies.

The accounts of the Government are kept on an accrual basis, in accordance with the Canadian public sector accounting standards of CPA Canada. The fiscal year of the Government ends March 31. The Auditor General of Québec is responsible for auditing the consolidated financial statements of the Government and reporting annually to the National Assembly. All monies received or collected from any source over which the Parliament has power of appropriation from the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated entities are published at the beginning of each fiscal year. Exceptionally, as a result of the general election in April 2014, the Government published the Budget 2014-2015 in June 2014.

Adopted by the National Assembly in June 2011, An Act respecting mainly the implementation of certain provisions of the Budget Speech of 17 March 2011 and the enactment of the Act to establish the Northern Plan fund stipulates that the Consolidated Revenue Fund will henceforth be comprised of a General Fund and the special funds. The General Fund groups all of the transactions that used to be considered transactions of the Consolidated Revenue Fund prior to the adoption of this act.

A special fund is a fund established by an Act of Parliament to provide for certain financial commitments of a minister, a budget-funded body or a body exercising an adjudicative function other than a budget-funded body. As a general rule, a sum taken out of or paid into the Consolidated Revenue Fund is debited from or credited to the General Fund. There are currently 36 special funds whose missions are to deliver services and sell goods to fund government programs.

The accounts of the General Fund and the other entities included in the Government’s reporting entity, with the exception of Government enterprises, are consolidated line-by-line in the financial statements. Consolidated entities are presented in five separate groups: the non-budget-funded bodies, the special funds, the health and social services and education networks, the Generations Fund and the consolidation adjustments.

Transactions are classified as “budgetary”, “non-budgetary” or “financing”:

❑	budgetary transactions include:

with respect to the General Fund:

- revenue consisting of taxes, duties and permits, net results from Government enterprises1, transfers from the federal government and miscellaneous sources;

- expenditures consisting of operating expenditures for goods and services which include, among other things, transfer payments, remuneration and debt service;

with respect to consolidated entities2:

- the net result of their self-generated revenues less their expenditures offset by transfers from the General Fund.

❑

non-budgetary transactions include changes in the balances of investments, loans and advances made by the Government, particularly to its own enterprises, changes in net fixed assets made by the Government, changes in the retirement plans’ liability and changes in other accounts.

❑

financing transactions include changes in cash position, changes in net borrowings, changes in the Retirement Plans Sinking Fund and funds dedicated to employee’s future benefits and changes in the Generations Fund.

The Balanced Budget Act is designed to ensure that, on multi-year basis, the Government maintains a balanced budget and it sets out the applicable rules in the case of an overrun.

In 2009, the Balanced Budget Act was amended to, among other things, introduce specific provisions to allow the Government to weather the recession and authorize deficits that would have to be reduced gradually in order to return to a balanced budget in Fiscal 2014.

Under the Balanced Budget Act, if an overrun of less than $1 billion is recorded for a fiscal year, the Government must achieve an equivalent surplus in the next fiscal year. However, if the overrun stems from exceptional circumstances defined in the Act and is at least $1 billion, the overrun may be offset over a maximum period of five years.

The Balanced Budget Act also provides for a stabilization reserve fund that facilitates the Government’s multi-year budget planning. The stabilization reserve fund consists of the surplus for any fiscal year and it is used primarily to maintain a balanced budget and, secondarily, for payment of sums into the Generations Fund.

1 Government enterprises are separate legal entities that have the authority to enter into contracts in their own name and to act before the courts. Their main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity.

2 Consolidated entities are those entities required to report to the National Assembly for the management of their operations and for the use of their financial resources. They include non-budget-funded bodies and special funds that pursue objectives complementary to governmental programs but exclude Government enterprises. They include also the vast majority of organizations of the Government’s health and social services and education networks and the Generations Fund. From an administrative and accounting point of view, consolidated entities are under the direct control of the Government and form entities which are not part of the General Fund.

Amendment of the Balanced Budget Act

Given the current budgetary situation, the achievement of a balanced budget, which had been forecast for 2013-2014, is delayed for two years.

In this context, the Government has announced that it will propose amendments to the Balanced Budget Act in order to set the budgetary deficit objectives for Fiscal 2014 and Fiscal 2015, and establish Fiscal 2016 for the return to a balanced budget.

To this effect, the Minister of Finance will introduce an omnibus bill in the National Assembly during the fall 2014 parliamentary session. This bill will contain the legislative amendments required by some measures of the Budget 2014-2015.

Consolidated Financial Transactions

The following table summarizes the consolidated financial transactions of the Government for the three years ended March 31, 2013, the preliminary results for Fiscal 2014 and the forecast for Fiscal 2015 presented in the Budget 2014-2015.

Table 8

Summary of Consolidated Financial Transactions(1)

Year ending March 31

(dollar amounts in millions)

					Preliminary	(2)
	2011	2012	2013		Results 2014		Forecast 2015

Budgetary transactions of the General Fund

Own-source revenue	47,225	50,272	49,983	(3)	52,805		54,682

Federal transfers	15,425	15,243	15,707	(4)	16,701	(4)	16,691(4)

Total revenue	62,650	65,515	65,690		69,506		71,373

Program spending	-59,978	-61,503	-62,247		-64,518		-65,704

Debt service	-7,084	-7,348	-7,766		-8,443		-8,583

Total expenditure	-67,062	-68,851	-70,013		-72,961		-74,287

Net results of General Fund	-4,412	-3,336	-4,323		-3,455		-2,914

Net results of consolidated entities	2,022	1,548	1,808		1,476		1,865

Surplus (deficit) within the meaning of the public accounts	-2,390	-1,788	-2,515		-1,979		-1,049

Deposits of dedicated revenues in the Generations Fund(5)	-760	-840	-961		-1,121		-1,301

Exclusion of extraordinary loss - Closure of Gentilly-2	–	–	1,876		–		–

Consolidated budgetary balance within the meaning of the Balanced Budget Act	-3,150	-2,628	-1,600		-3,100		-2,350

Deposits of dedicated revenues in the Generations Fund	760	840	961		1,121		1,301

Extraordinary loss - Closure of Gentilly-2	–	–	-1,876		–		–

Consolidated budgetary balance	-2,390	-1,788	-2,515		-1,979		-1,049

Non-budgetary transactions

Investments, loans and advances	-3,173	-1,861	-775		-1,195		-1,750
Fixed Assets	-4,018	-3,623	-3,312		-3,436		-4,627

Retirement plans	3,526	2,918	2,898		3,220		3,300

Other accounts(6)	1,901	-1,160	-414		1,996		-488

Non-budgetary transactions	-1,764	-3,726	-1,603		585		-3,565

Net financial requirements	-4,154	-5,514	-4,118		-1,394		-4,614

Financing transactions

Change in cash position(7)	-1,888	151	900		-2,919		5,771

Net borrowings (8)	11,124	9,472	7,473		8,783		2,615

Retirement Plans Sinking Fund(9) and funds dedicated to employee future benefits(10)	-4,322	-3,269	-3,294		-3,049		-2,471

Generations Fund	-760	-840	-961		-1,421	(11)	-1,301

Total Financing transactions	4,154	5,514	4,118		1,394		4,614

(1)	The categories set forth reflect the presentation of the Budget 2014-2015.
(2)

The Preliminary Results 2014 are based on financial information presented as at March 31, 2014 in the Budget 2014-2015, which was released on June 4, 2014. These preliminary results are subject to change.

(3)	Includes Hydro-Québec’s extraordinary loss of $1,876 million stemming from the closure of the Gentilly-2 nuclear power plant.
(4)

Includes an amount of $733 million for Fiscal 2013 and $1,467 million for Fiscal 2014 from the Canada-Québec agreement concluded on March 28, 2012, which stipulates that the federal government will pay Québec $2.2 billion in compensation in respect of the harmonization of the QST with the goods and services tax (GST) and the allocation of $430 million from this compensation to the Fund to Finance Health and Social Services Institutions (FINESSS) for Fiscal 2014. Also reflects the allocation of $430 million from health transfers to FINESSS for Fiscal 2015.

(5)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the General Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(6)	Includes year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.
(7)	A positive number indicates a net decrease in cash.
(8)

Represents mainly new borrowings of $19,515 million, $21,296 million, $20,296 million, $21,556 million and $16,817 million for each of Fiscal 2011 through 2015, respectively, less repayment of borrowings.

(9)

This sinking fund receives amounts to be used to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans. The investment income of this fund is reinvested in it and applied against the interest on the actuarial obligation (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

(10)	These funds receive amounts used to cover employee’s future benefits (accumulated sick leave and survivor’s pension) payable to Government’s employees.
(11)	Includes a deposit of $300 million from the accumulated surpluses of the Territorial Information Fund.

2013-2014 Preliminary Results

The preliminary results for Fiscal 2014 reflect a $3.1 billion budgetary deficit, $600 million higher than forecasted in February 2014.

The revenue of the General Fund for Fiscal 2014 is expected to be $311 million lower than forecasted in February 2014. Excluding Government enterprises, the downward adjustment to own-source revenue amounts to $666 million. This adjustment stems largely from the adjustments observed in corporate taxes and household income tax. However, it is partly offset by an improvement in revenue from consumption taxes and contributions to the Health Services Fund. The $32 million increase in federal transfers can be explained in particular by an upward adjustment of $24 million to other programs, arising mainly from an adjustment to federal compensation relating to the elimination of the tax on capital.

General Fund expenditures have been raised by $626 million compared with the forecasts of February 2014 due to a $693 million increase in program spending and a $67 million decrease in debt service.

The net results of consolidated entities are expected to total $1,476 million in Fiscal 2014, an upward revision of $261 million compared with the forecasts in February 2014. These net results are mainly explained by the surpluses of the Generations Fund, which are expected to amount to $1,121 million.

2014-2015 Forecast – Budget 2014-2015

With its Budget 2014-2015, the Government expects a $2.4 billion budgetary deficit for Fiscal 2015.

In 2014-2015, total revenue of the General Fund is budgeted at $71,373 million, an increase of 2.7% compared with the preliminary results for 2013-2014. Excluding Government enterprises, own-source revenue is budgeted at $49,577 million, a 4.7% increase compared with 2013-2014 due in particular to efforts to fight tax evasion and to the increase of specific tax on tobacco products and alcoholic beverages. The profits of Government enterprises are budgeted at $5,105 million, a decrease of 6.2%. Over 76% of total revenue comes from own-source revenue. Federal transfers are expected to decrease by 0.1% (to $16,691 million) in 2014-2015.

The Government’s expenditures are expected to total $74,287 million in Fiscal 2015, 1.8% higher than the preliminary results for Fiscal 2014. Program spending will increase by 1.8% to $65,704 million. The growth in program spending is allocated mainly to health and social services sector, education sector and family sector. The spending growth for other sectors will decrease by 1.2%. The Government’s program spending to GDP ratio is budgeted at 17.2% in 2014-2015. General Fund debt service is expected to increase by 1.7% to 8,583 million. This increase stems from the anticipated increase in interest rates and the rise in the debt. The portion of consolidated revenue allocated to consolidated debt service is budgeted to represent 11.2% in 2014-2015, a decrease from 11.3% in 2013-2014.

The net results of consolidated entities are expected to total $1,865 million in Fiscal 2015, an increase of $389 million compared with the preliminary results of Fiscal 2014.

Accounting Standard for Transfer Payments

A revised accounting standard for transfer payments came into force on April 1, 2012 and applies as of Fiscal 2013. The Minister of Finance, who is responsible for the preparation of the Government’s public accounts, and the Auditor General of Québec, who audits such accounts, have different opinions as to the interpretation of the revised standard.

The Government’s transfer payments are made mainly in respect of financial aid to municipalities (to fund infrastructure projects) and to certain universities (to fund capital expenditure projects), entities not included in the Government reporting entity, and are tailored to match periodic repayments by those entities of long-term debt incurred by them to finance such projects. In accordance with the applicable law and as set forth in the financial aid agreement entered into with each beneficiary, the payments are conditional upon annual authorizations by the Parliament through appropriation acts. Generally, the financial aid is paid to municipalities over twenty years and to universities over twenty five years.

In prior fiscal years, the Government’s practice has been to account for such financial aid as contractual obligations (disclosed in notes and appendices to the Government’s public accounts) until transfer payments in respect of such aid were authorized in a given fiscal year by appropriation acts. Such payments were then recorded as expenditures. This allowed the Government to match its spending to infrastructure use.

The Minister of Finance believes that the revised standard allows the same accounting treatment as before for such financial aid. This interpretation has been confirmed by four major firms of chartered accountants.

The Auditor General is of the opinion that the contractual obligations for financial aid in respect of a project should be recorded as expenditures, even if transfer payments in respect thereof are not yet authorized by appropriation acts, when and as admissible work is carried out or a capital expenditure is made for such project, i.e. over the period required to complete the project. Generally, the completion of a project takes up to three years. According to the Auditor General, the Government cannot avoid its commitment that it has authorized through an agreement with the municipality.

According to the estimate presented by the Auditor General of Québec in his report on the consolidated financial statements of the Government of Québec as at March 31, 2013, his interpretation would have implied, as at March 31, 2013, the recording of an amount of $8.1 billion in net debt and in debt representing accumulated deficits, and additional expenses of $0.6 billion during the year 2012-2013.

To eliminate any ambiguity with respect to the notion of authorization, the National Assembly adopted legislative amendments in June 2013 to clearly set out that no transfer made by a Government department can be entered in the Government’s accounts unless it is in accordance with the prior authorization of the Parliament of Québec. Also, in accordance with that principle of authorization, the beneficiaries cannot enter these transfers in their revenues, or record them as receivables, without the Parliament’s authorization.

Since it was published, in 2010, there have been major differences in interpretation of this accounting standard within the accounting profession in Canada. Representations have been made, in particular by the auditors general of the provinces and the federal government, including the Auditor General of Québec, as well as the Québec Government, to make the Public Sector Accounting Board (PSAB) aware of these differences of interpretation and obtain more precise indications to ensure consistent interpretation of this accounting standard throughout Canada.

In response to these initiatives, PSAB approved, in June 2014, a draft proposal on a post-implementation review of Section PS 3410, Government Transfers. This review is intended to help PSAB assess the nature, extent and cause of issues raised by stakeholders regarding the interpretations and applications of the standard. It will also inform PSAB of any implementation challenges and effects of the standard, as well as areas for improvement.

Economic Assumptions

The projections in the 2014-2015 Budget reflect the following assumptions regarding the economy of Québec for 2014.

Table 9

Economic Assumptions included in the 2014-2015 Budget

(in percentage)

Percentage Change over 2013

GDP

At current market prices	3.4

In chained 2007 dollars	1.8

Household income	2.8

Business non-residential capital expenditures (2007 prices)	4.1

International exports (2007 prices)	3.8

Household Consumption (2007 prices)	2.2

Labor force	0.7

Employment	0.8

Average Rate

Unemployment rate	7.5

Note:

Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Sources : Ministère des Finances du Québec.

General Fund Revenue

The following table shows own-source revenue and federal transfers by source for the General Fund.

Table 10

General Fund Revenue

Year ending March 31

(dollar amounts in millions)

	2011	2012	2013		Preliminary Results 2014	(1)	Forecast 2015	% of total 2015

Income and property taxes

Household income tax	17,913	18,980	18,753		19,163		20,120	28.2%

Contributions to the Health Services Fund	5,974	6,246	6,597		6,765		6,958	9.7%

Corporate taxes	3,639	3,894	3,919		3,163		3,420	4.8%

	27,526	29,120	29,269		29,091		30,498	42.7%

Consumption taxes

Retail sales	11,468	13,159	14,287		15,027		15,552	21.8%

Tobacco	764	802	795		905		977	1.4%

Alcoholic beverages	446	440	480		552		498	0.7%

Other	-9	18	21		17		18	0.0%

	12,669	14,419	15,583		16,501		17,045	23.9%

Duties and permits

Natural resources	310	340	199		41		159	0.2%

Other	275	263	252		266		278	0.4%

	585	603	451		307		437	0.6%

Miscellaneous

Sales of goods and services	438	366	369		392		388	0.5%

Interest	438	455	488		392		493	0.7%

Fines, forfeitures and recoveries	731	560	591		678		716	1.0%

	1,607	1,381	1,448		1,462		1,597	2.2%

Revenue from government enterprises(2)

Société des alcools du Québec	915	1,000	1,030		1,003		1,021	1.4%

Loto-Québec	1,247	1,196	1,194		1,055		1,065	1.5%

Hydro-Québec	2,481	2,549	919	(3)	3,345		3,050	4.3%

Other	195	4	89		41		40	0.1%

Hydro-Quebec revenue allocated to the Generations Fund(4)	–	–	–		–		-71	-0.1%

	4,838	4,749	3,232		5,444		5,105	7.2%

Total own source revenue	47,225	50,272	49,983		52,805		54,682	76.6%

Federal transfers

Equalization	8,552	7,815	7,391		7,833		9,286	13.0%

Protection payment(5)	–	369	362		–		–	–

Health transfers	4,309	4,511	4,792		5,290		5,262	7.4%

Transfers for post-secondary education and other social programs	1,455	1,488	1,486		1,534		1,585	2.2%
Other programs	1,109	1,060	943		1,007		988	1.4%

Harmonization of the QST with the GST - Compensation	–	–	733	1,467	–	–%

Allocation to FINESSS of harmonization of the QST with the GST	–	–	–	-430	–	–%
Allocation to FINESSS of a portion of health transfers(6)	–	–	–	–	-430	-0.6%

Total federal transfers	15,425	15,243	15,707	16,701	16,691	23.4%

Total revenue	62,650	65,515	65,690	69,506	71,373	100.0%

(1)

The Preliminary Results 2014 are based on financial information presented as at March 31, 2014 in the Budget 2014-2015, which was released on June 4, 2014. These preliminary results are subject to change.

(2)

Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $4,048 million, $4,154 million, $2,869 million (due to the extraordinary loss related to the closure of the Gentilly-2 nuclear power plant) and $4,265 million for each of Fiscal 2011 through 2014, respectively, and are expected to be $4,676 million for Fiscal 2015.

(3)	Data including the extraordinary loss of $1,876 million related to the closure of the Gentilly-2 nuclear power plant.
(4)	Corresponds to the amounts relating to the indexation of the price of heritage electricity.
(5)	Transfer protection payments are discretionary spending of the federal government intended to ensure that total major transfers to provinces do not decrease compared to the prior year.
(6)	The 2014-2015 Budget contemplates further allocations from health transfers to FINESSS of $389 million in Fiscal 2016 and of $361 million in Fiscal 2017.

Taxes. The Government and the federal government share the power to levy household income taxes in Québec. The Government levies and collects its own household income tax at rates ranging from 16% to 24% in three brackets.

In Québec, businesses are subject to a tax on profits and a tax on payroll. A tax rate of 11.9% is applied to the profits of corporations. Small and medium-size enterprises (“SMEs”) are taxed at a reduced rate of 8% that applies to the first $500,000 of income from an eligible business. The 8% tax rate was reduced to 6% on June 5, 2014 for manufacturing SMEs, and will be reduced to 4% starting April 1, 2015.

Québec’s corporate tax system provides incentives for scientific research and experimental development activities such as a 30% tax credit calculated on wages paid by SMEs on such activities. Measures also exist to stimulate investment and improve productivity, such as the investment tax credit on manufacturing and processing equipment for which the rates vary from 4% to 32% depending on the region and the size of the corporation.

A payroll tax is applied to finance the Health Services Fund (“HSF”). The tax rate is 2.7% for payrolls of $1 million or less. The rate increases proportionally from 2.7% to 4.26% for payrolls between $1 million and $5 million. For payrolls of $5 million or more, the tax rate is 4.26%. As of June 5, 2014, a holiday on the contribution to the HSF is offered to SMEs with a payroll of less than $5 million that hire new workers specializing in fields related to the natural and applied sciences.

The Québec Sales Tax (“QST”) is a multi-stage value-added tax that applies uniformly at each stage of the production and marketing of goods and services. A mechanism provides refunds of the tax paid on inputs at various stages of production in order to eliminate tax cascading. For large businesses, input tax refunds are generally not allowed on energy, telecommunications, road vehicles of 3,000 kilograms or more, gasoline used in such vehicles and meals and entertainment. The QST rate increased from 7.5% to 8.5% on January 1, 2011 and to 9.5% on January 1, 2012.

Following the Comprehensive integrated tax coordination agreement of March 2012 on sales tax harmonization with the federal government, beginning January 2013, the QST ceased to apply on the federal goods and services tax (“GST”). In order to maintain the same level of revenue for the government and avoid any additional cost to consumers, the QST rate was set at 9.975%. Furthermore, the agreement provides that beginning in 2018, Québec will gradually allow large businesses to obtain input tax refunds on the few goods and services to which restrictions currently apply. The federal government agreed to compensate Québec for harmonizing the QST with the GST for an amount of $2.2 billion. An amount of $733 million was paid in January 2013 and the remainder of $1,467 million was paid in January 2014.

The 2010-2011 Budget announced the introduction of a health contribution levied on individuals at the time they file their income tax return each spring. Its implementation has been gradual and the individual contribution reached $200 in 2012. Households whose family income is below the exemption thresholds provided for under the Québec public prescription drug insurance plan (these income thresholds correspond to the income of seniors receiving the maximum guaranteed income supplement paid by the federal government) and seniors who are receiving at least 94% of the maximum guaranteed income supplement paid by the federal government are exempted from paying the health contribution. Furthermore, Budget 2013-2014 provided for the implementation of a new progressive health contribution as of January 1, 2013 that is more in line with each person’s ability to participate in the funding of health care. High-income taxpayers will also contribute through an increase of 1.75 percentage points in the income tax payable on taxable income over $100,000.

Federal Transfers. In 2014-2015, equalization revenues amount to more than half of the federal transfers. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without imposing higher taxes. In its March 2007 Budget, the federal government announced a thorough reform of the equalization program on the basis of the recommendations made by the Expert Panel on Equalization and Territorial Formula Financing. However, on November 3, 2008, the federal government announced the introduction of new caps on equalization. These caps place limits on the equalization entitlements of recipient provinces.

In December 2012, under the renewal of federal transfers for 2014, the federal government announced technical changes that will be applied to the equalization program for the years 2015 through 2019.

The federal government contributes to the financing of provincial health programs by means of the Canada Health Transfer (“CHT”) and to post-secondary education and other social programs by means of the Canada Social Transfer (“CST”).

Since 2007-2008, the CST has been allocated on a purely per capita basis. As of 2014-2015, the CHT will also be allocated on a purely per capita base. The prior formula of these transfers, which has been replaced, took into account the value of the tax points transferred to the provinces in 1977.

For Canada as a whole, the CHT is indexed by 6% per year until 2016-2017. By 2017-2018, the CHT will grow in line with nominal GDP with a 3% floor provision. The CST is indexed by 3% per year for an undetermined period.

Other federal transfers generally represent cost-sharing agreements for different provincial programs that relate, among other things, to the labour market, immigration and education.

General Fund Expenditure

The following table shows program spending and debt service by mission for the General Fund.

Table 11

General Fund Expenditure

Year ending March 31

(dollar amounts in millions)

	2011	2012	2013	Preliminary Results 2014(1)	Forecast 2015	% of Total 2015

Economy and Environment:

Transports	746	745	714	707	689	0.9%

Affaires municipales et Occupation du territoire	852	1,020	991	931	1,065	1.4%

Emploi et Solidarité sociale	882	890	872	841	801	1.1%

Économie, Innovation et Exportations	529	727	507	619	642	0.9%

Agriculture, Pêcheries et Alimentation	1,057	1,061	1,070	1,051	1,037	1.4%

Other	1,660	1,355	1,287	1,193	1,153	1.6%

	5,726	5,797	5,441	5,342	5,386	7.3%

Education and Culture:

Éducation, Loisir et Sport	8,824	8,888	9,155	9,349	9,476	12.7%
Enseignement supérieur, Recherche et Science	5,308	5,687	5,674	5,890	6,120	8.2%

Teachers Pension Plan	1,005	999	986	1,200	1,200	1.6%

Culture, Communications	623	672	646	663	666	0.9%

Other	199	169	160	166	294	0.4%

	15,959	16,415	16,621	17,268	17,755	23.9%

Health and Social Services:

Santé et Services sociaux(2)	21,039	21,405	21,855	22,189	22,871	30.8%

Régie de l’assurance maladie du Québec(3)	7,476	7,938	8,250	9,224	9,475	12.8%

	28,515	29,343	30,105	31,413	32,346	43.5%

Support for Individuals and Families:

Emploi et Solidarité sociale	3,420	3,430	3,451	3,490	3,438	4.6%

Famille	2,192	2,427	2,446	2,525	2,600	3.5%

Other	210	153	180	175	175	0.2%

	5,822	6,010	6,077	6,190	6,213	8.4%

Administration and Justice:

Sécurité publique	1,172	1,273	1,307	1,333	1,259	1.7%

Affaires municipales et Occupation du territoire	668	684	689	701	713	1.0%

Justice	583	643	649	692	667	0.9%

Pension and insurance plans	406	333	301	378	381	0.5%

Other	1,127	1,006	1,057	1,073	1,289	1.7%

	3,956	3,939	4,003	4,178	4,308	5.8%

Total program spending	59,978	61,503	62,247	64,390	66,009	88.9%

Debt service:

Direct debt service	4,429	4,595	4,770	5,148	5,518	7.4%

Interest ascribed to the retirement plans	2,662	2,763	3,007	3,304	3,080	4.1%

Interest ascribed to employee future benefits	-7	-10	-11	-9	-15	-0.0%

Total debt service	7,084	7,348	7,766	8,443	8,583	11.6%

Productivity Gains, Operations and Subsidies					-305	-0.4%

Reserve for Lac-Mégantic				128		–%

Total expenditure	67,062	68,851	70,013	72,961	74,287	100%

(1)

The Preliminary Results 2014 are based on financial information presented as at March 31, 2014 in the Budget 2014-2015, which was released on June 4, 2014. These preliminary results are subject to change.

(2)	Includes the cost of benefits vested during the year for retirement plans.
(3)	Québec’s health insurance plan.

Note: Figures have been rounded off, so the actual total may not correspond to the total indicated.

Economy and Environment. Spending is budgeted to increase by 0.8% for Fiscal 2015 compared to Fiscal 2014. This increase is attributable mainly to an increase of the budget for the Affaires municipales et Occupation du territoire due to an increase of investment for housing.

Education and Culture. Spending is budgeted to increase by 2.8% for Fiscal 2015 compared to Fiscal 2014. This increase is attributable to an increase in the budget for the Ministère de l’Éducation, du Loisir et du Sport. Additional amounts will be used to maintain and improve the quality of services and to allow funding of the different growth factors of preschool, elementary and secondary education, specifically relating to wage increases, students numbers and subsidized debt. In addition, amounts will be used to implement various school programs and to add professional resources in secondary schools.

The budget of the Ministère de l’Enseignement supérieur, de la Recherche et de la Science will also increase. This budgetary increase will be used in particular to maintain wage parameters, clientele growth and research funding and subsidized debt.

Health and Social Services. Spending is budgeted to increase by 3.0% for Fiscal 2015 compared to Fiscal 2014. The growth allocated to the Ministère de la Santé et des Services sociaux will be used in particular to cover the specific system costs related to health, indexation of non-salary network expenditures and salaries for network staff, as well as to fund planned salary increases for health professionals and cost increases in the drug insurance plan.

Support for Individuals and Families. Spending is budgeted to increase by 0.4% for Fiscal 2015 compared to Fiscal 2014. This increase is attributable to the increase of the budget for the Ministère de la Famille for costs of continuing to create new reduced-contribution childcare places, costs of salary increases and other benefits negotiated in collective agreements for early-childhood teachers and costs resulting from agreements with childcare providers.

Administration and Justice. Spending is budgeted to increase by 3.1% for Fiscal 2015 compared to Fiscal 2014. This increase is attributable to the increase of the budget for the Ministère du Conseil exécutif and is mainly due to agreements reached with the Aboriginal nations and communities.

The budget of the Secretariat du Conseil du trésor will also increase, mainly due to the increase in Contingency Fund of $200.6 million for Fiscal 2015.

Debt Service. Spending is budgeted to increase by 1.7% for Fiscal 2015 compared to Fiscal 2014. This increase stems from an anticipated increase in interest rates and the rise in the overall debt level.

Government Employees and Collective Unions

In its Budget 2014-2015, the Government plans to spend $38.8 billion for the remuneration of its employees, including health and education workers.

The Government announced a general freeze on staffing levels in the public and parapublic sectors, including health and social services and education networks, non-budget-funded bodies, special funds and government bodies that conduct fiduciary transactions. This general freeze will apply in 2014-2015 and 2015-2016. To provide a legislative framework for the general management of staffing levels, the government intends to submit a bill to the National Assembly in the fall 2014.

The Government’s wage agreements with its 430 000 employees will expire on March 31, 2015. These agreements provide for a 6% wage increase over five years, including a 2.0% increase on April 1, 2014, plus an additional adjustment of up to 1%, depending on inflation, that would apply on March 31, 2015, the last day of the collective agreements.

Additionally, these agreements are subject to an adjustment mechanism which could increase wages in each year from 2013-2015 by a maximum of 3.5% overall if economic growth exceeds expectations for the years 2010 to 2013. In the light of the economic data for 2010, 2011 and 2012, 0.5% was added in 2012-2013 and there was no increase in 2013-2014 tied to economic growth.

In the 2014-2015 Budget, the Government also announced public policy parameters for the upcoming wage negotiations. First, annual increases in remuneration expenditures will have to remain compatible with the growth target in program spending, especially the first few years until fiscal balance is restored. Second, the financial commitments made by the Government in the course of renewing the agreements will have to take into account the financial commitments inherent in the obligations of the current collective agreements or in those passed on to employers in accordance with labor legislation. Third, pay increases may be improved insofar as efficiency gains are made in the delivery of public services. Lastly, the agreements will have to take into account the importance of maintaining public services and the ability to pay of taxpayers.

The suspension of performance premium payments which applies to all executives and office staff in public service, as well as management staff in health and social services network and education networks, has been maintained in 2013-2014.

Consolidated Non-Budgetary Transactions

The following table shows the distribution of consolidated non-budgetary transactions.

Table 12

Non-Budgetary Transactions(1)

Year ending March 31

(dollar amounts in millions)

	2011	2012	2013	Preliminary Results 2014(2)	Forecast 2015

Investments, loans and advances

Government enterprises

Shares and investments	2	-400	–	–	-10

Change in the equity value of investments(3)	-790	-595	-363	-1,179	-500

Loans and advances	-149	175	-80	-66	-42

Total Government enterprises	-937	-820	-443	-1,245	-552

Other	-2,236	-1,041	-332	50	-1,198

Total investments, loans and advances	-3,173	-1,861	-775	-1,195	-1,750

Fixed assets

Net investments	-6,896	-6,732	-6,581	-6,800	-8,259

Depreciation	2,878	3,109	3,269	3,364	3,632

Total fixed assets	-4,018	-3,623	-3,312	-3,436	-4,627

Retirement plans

Cost of vested benefits, amortizations and contributions(4)	2,623	2,554	2,581	2,787	2,842

Interest on the actuarial obligation(5)	4,817	4,931	5,079	5,326	5,529

Benefits, repayments and administrative expenses(6)	-4,095	-4,791	-4,991	-4,990	-5,159

Consolidated entities	181	224	229	97	88

Total retirement plans	3,526	2,918	2,898	3,220	3,300

Other accounts	1,901	-1,160	-414	1,996	-488

Total non-budgetary transactions	-1,764	-3,726	-1,603	585	-3,565

(1)	A negative entry indicates a financial requirement and a positive entry indicates a source of financing.
(2)

The Preliminary Results 2014 are based on financial information presented as at March 31, 2014 in the Budget 2014-2015 which was released on June 4, 2014. These preliminary results are subject to change.

(3)	Change in accumulated surpluses or deficits (i.e., change in net income (loss) after declared dividends to the Government).
(4)

The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE (See below - “Retirement Plans”). For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result of the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(5)

Net of the income from the Retirement Plans Sinking -Fund of $2,065 million, $2,087 million, $1,992 million and $1,989 million for each of Fiscal 2011 through 2014, respectively. The income for Fiscal 2015 is expected to be $2,411 million.

(6)

The retirement plans’ liability, excluding the Retirement Plans Sinking Fund estimated at $51.3 billion, is estimated at $79.9 billion for Fiscal 2014, consisting of $60.5 billion in respect of RREGOP and RRPE and $19.4 billion in respect of the other public sector plans. The liability for other plans takes into account the assets of these plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of CPA Canada.

Investments, Loans and Advances. Investments, loans and advances represent capital contributions, loans or advances made to Government enterprises and agencies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Agencies”).

Fixed Assets. The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

Retirement Plans. Retirement plans include transactions relating to the public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 558,850 employees and other plans cover 19,025 employees as of December 31, 2012.

The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments that are the responsibility of the Government are a claim on, and are payable out of, the Consolidated Revenue Fund.

In Fiscal 1994, the Government created the Retirement Plans Sinking Fund (“RPSF”) managed by the Caisse, which consists of a cash reserve that will eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.

Other Accounts. The transactions related to other non-budgetary accounts reflect, notably, year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year since they depend on the coordination of collection and disbursement transactions.

The following table shows Québec’s financial assets and liabilities.

Table 13

Québec’s Financial Assets and Liabilities

Fiscal year ending March 31

(dollar amounts in millions)

	2012	2013

Financial Assets(1)	60,060	62,015
Liabilities(2)	227,171	237,502
Government Guaranteed Debt(3)	38,514	39,631

(1)

Financial assets include cash, short-term investments, accounts receivable, inventories intended for sales, investment in Government enterprises, long-term investments, the Generations Fund and deferred expenses related to debts. Short-term investments, which include Treasury bills, notes, deposit certificates, banker’s acceptances, bonds, commercial paper and other similar instruments equalled, as at March 31, 2013, $3,895 million compared to $5,005 million as at March 31, 2012.

(2)

Liabilities are comprised of bank overdraft, accounts payable and accrued expenses, deferred revenue, transfers from the federal government to be repaid, pension plans and other future social benefits, debt before deferred foreign exchange gain (loss) and deferred foreign exchange gain (loss).

(3)	See “Public Sector Debt – Guaranteed Debt”.

GOVERNMENT ENTERPRISES AND AGENCIES

Government enterprises and agencies can be divided into three categories: enterprises included in the Government’s reporting entity, agencies whose reporting entities are included in the Government’s reporting entity and agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity.

Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Some of them pay dividends to the Government. Société des alcools du Québec and Loto-Québec transfer as dividends all of their net earnings to the Government while Hydro-Québec pays as dividends 75% of its net income calculated in accordance with the provisions of the Hydro-Québec Act.

Agencies whose reporting entities are included in the Government’s reporting entity are budgetary corporations whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These enterprises may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

Agencies that conduct fiduciary transactions play an important economic role in Québec. As an investment manager, the Caisse invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

The Government emphasizes the strategic role of its enterprises and agencies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate.

Table 14

Major Enterprises and Agencies

Area of Activity

Enterprises included in the Government’s reporting entity

Hydro-Québec	Generation, transmission and distribution of electric power

Loto-Québec	Gaming

Société des alcools du Québec (“SAQ”)	Wholesale and retail sale of alcoholic beverages

Investissement Québec	Economic development

Société Innovatech (Grand Montréal, Québec et Chaudière-Appalaches, Sud du Québec et Régions ressources)	Venture Capital (High technology sector)

Agencies whose reporting entity is included in the Government’s reporting entity

Financement-Québec	Financing public sector organizations

Société d’habitation du Québec (“SHQ”)	Development and management of public housing

Société québécoise des infrastructures (“SQI”)(1)	Construction, development and management of public infrastructure

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity

Caisse de dépôt et placement du Québec (“Caisse”)	Investment management

Commission administrative des régimes de retraite et d’assurances (“CARRA”)	Public sector pension funds management

Régie des rentes du Québec (“RRQ”)	Pension funds management

(1)	SQI is an amalgamation of Infrastructure Québec and Société immobilière du Québec as provided by the Public Infrastructure Act (CQLR, chapter I-8.3).

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the most recent fiscal year for which this information is publicly available.

Table 15

Financial Information on Certain Government Enterprises(1)

(dollar amounts in millions)

	Share Capital	Loans and Advances (2)	Accumulated Surplus (Deficit)(3)	Total Government Investment(4)	Debt Guaranteed by the Government	Assets	Revenue	Net Income (Loss)

Enterprises included in the Government’s reporting entity

Hydro-Québec (12-31-2013)	4,374	–	15,020	19,394	41,085	73,110	12,881	2,942

Loto-Québec (03-31-2014)	–	–	82	82	–	1,350	3,519	1,144

SAQ (03-29-2014)	30	–	12	42	–	734	2,935	1,003

(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.
(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises).
(3)	Includes accumulated other comprehensive income.
(4)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).

Enterprises Included in the Government’s Reporting Entity

Hydro-Québec. Hydro-Québec operates one of the major systems in Canada for the generation, transmission and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met. In Fiscal 2014, the Government received a dividend of $2.207 billion from Hydro-Québec, compared with $0.645 billion in Fiscal 2013. The lower than usual dividend payment in 2013 was due to the Government’s decision, on Hydro Québec’s recommendation, to abandon refurbishment of the Gentilly-2 nuclear generating station.

As of December 31, 2013, Hydro-Québec operates 61 hydroelectric plants with a combined installed capacity of 35,364 MW and 26 thermal plants totaling 704 MW. In addition to the generating capacity of its own facilities, Hydro-Québec has access to almost all the output from Churchill Falls generating station (which has a total capacity of 5,428 MW) under a contract with Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) that will remain in effect until 2041 (the “1969 Power Contract”). In 2013, Hydro-Québec also purchased all the output from 23 wind farms (2,399 MW) and 4 small hydropower plants (48 MW) and almost all the output from 11 biomass cogeneration facilities (205 MW) operated by independent power producers. Moreover, 1,146 MW are available under long-term contracts with other suppliers. Hydro-Québec maintains approximately 21,000 miles of transmission lines.

Table 16

Hydro-Québec’s Operations

Year ended December 31

(dollar amounts in millions)

	2009	2010	2011	2012	2013

Total revenue from electricity sales	11,836	11,810	11,972	11,636	12,610

Revenue from electricity sales outside Québec	1,287	1,304	1,252	1,194	1,525

Capital investments affecting cash	4,307	4,220	3,814	3,932	4,335

Net result	2,871	2,515	2,611	860	2,942

Debt guaranteed by Government (at end of period)	36,518	36,932	39,049	39,966	41,085

Total electricity sales (terawatthours)	185.3	189.6	193.6	196.5	205.5

Interest coverage(1)	2.08	1.93	1.97	2.02	2.09

Capitalization ratio(2)	32.6%	32.1%	31.4%	30.6%	30.5%

(1)	Sum of operating result and net investment income divided by interest on debt securities.
(2)

Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Régie de l’énergie (the “Energy Board”) exclusive authority to fix or modify Hydro-Québec’s rates and conditions for the transmission and distribution of electric power in Quebec. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service including a reasonable return on the rate base. The Energy Board consists of seven full-time members appointed by the Government and is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carriers and of distributors.

Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; designate a reliability coordinator for Québec and adopt the reliability standards submitted by the designated reliability coordinator; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and rule upon complaints from customers concerning rates or services.

The Energy Board Act was amended in 2010 to allow a gradual increase in the cost of the Heritage Pool Electricity (base volume of up to 165 TWh annually at an average price of 2.79¢/kWh, subject to indexation) starting in 2014. The Energy Board Act was further amended to replace the gradual increases of the average cost of the Heritage Pool Electricity with the indexation of the average cost of the Heritage Pool Electricity.

Hydro-Québec is a co-defendant with Québec and others in certain legal actions undertaken by various aboriginal communities concerning alleged infringements of their ancestral rights over their claimed traditional territories. (See “Québec – Native Peoples” above).

On February 23, 2010, CF(L)Co instituted proceedings against Hydro-Québec seeking the modification, as of November 30, 2009, of the pricing terms of the 1969 Power Contract by increasing the pricing terms payable by Hydro-Québec to CF(L)Co. Alternatively, CF(L)Co is seeking the cancellation of the 1969 Power Contract with effect six months from the date of judgment. The 1969 Power Contract has been contested on two prior occasions before the courts and the Supreme Court of Canada dismissed those proceedings. In July 2014, the Court rendered its judgment, dismissing the proceedings and reaffirming the validity of 1969 Power Contract and its existing pricing terms.

Loto-Québec. Loto-Québec operates and administers lottery systems and gaming houses, including casinos, video lottery network, online gaming site and bingo products. It offers lottery products in more than 8,500 points of sale. Loto-Québec currently operates four government-owned casinos located in Montréal, Charlevoix, Lac-Leamy and Mont-Tremblant. It also operates a network of video lottery terminals, limited in number to 12,000 by the Government.

Loto-Québec pays all of its net earnings to the Government as dividends, after deducting its contributions to the Fonds d’aide à l’action communautaire autonome and various government- specified purpose accounts. The Budget 2014-2015 forecast a dividend of $1,065 million for Fiscal 2015 compared with $1,055 million received in Fiscal 2014.

Société des alcools du Québec (“SAQ”). The SAQ sells alcoholic beverages and pays all of its net earnings to the Government as a dividend. As part of the Budget 2014-2015, the SAQ is budgeted to pay a dividend of $1,021 million in Fiscal 2015 compared with $1,003 million received in Fiscal 2014.

Investissement Québec. Investissement Québec is a public corporation whose mission is to contribute to Québec’s economic development in accordance with Government of Québec economic policy by stimulating investment and fostering employment in every region.

To that end, the corporation supports the creation and development of businesses of all sizes through customized financial solutions and investments complementary to partner offers. Pursuant to its government mandate, the corporation also carries out foreign investment prospecting and strategic financing operations.

Sociétés Innovatech. There are four Innovatech corporations (Innovatech du Grand Montréal, Innovatech Régions ressources, Innovatech du sud du Québec and Innovatech Québec et Chaudière-Appalaches). They are venture capital corporations that fund technology innovations at the start up or technical research stage in their respective territories. As of March 31, 2013, the total assets of the four Innovatech corporations were $72 million.

The Government privatized Innovatech du Grand Montréal and its investment portfolio has been sold to a subsidiary of Coller Capital. Innovatech Régions ressources, Innovatech Québec et Chaudière-Appalaches and Innovatech du sud du Québec have been converted into mixed public-private capital corporations.

Agencies Which Conduct Fiduciary Transactions That Are Not Included in the Government’s Reporting Entity

Caisse de dépôt et placement du Québec (“Caisse”). The Caisse invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2013, the net assets of the Caisse (at market value) totaled $200.1 billion. The main depositors and their respective assets on deposit (at market value) were as follows: Government and Public Employees Retirement Plan (RREGOP), $50.4 billion; Retirement Plans Sinking Fund, $46.9 billion; RRQ, $45.9 billion; Commission de la construction du Québec, $15.9 billion; Commission de la santé et sécurité du travail, $12.2 billion; SAAQ, $8.9 billion; Régime de retraite du personnel d’encadrement (RRPE), $8.7 billion and Generations Fund, $5.9 billion.

The Caisse’s overall return is the average weighted return on the funds of all its depositors. Individual returns for the eight main depositors varied from 8.9% to 15.5%, depending on their specific asset allocations. The overall return for the year ended December 31, 2013 was 13.1%. The overall average return of the Caisse over the past 4 years was 10.0%.

As stated by law, the mission of the Caisse is to receive moneys on deposit as provided by law and manage them with a view to achieving optimal return on capital within the framework of depositors’ investment policies while at the same time contributing to Québec’s economic development. The Caisse invests its depositors’ funds in various asset classes, including fixed income, equities, private equity, infrastructures, real estate and real estate debt. The Caisse is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

As of December 31, 2013, the Caisse’s investments were distributed as follows: 28.9% in bonds, 42.4% in equity and convertible securities, 12.1% in deposits and short-term investments and 16.6% in real estate holdings and mortgages. Investments by the Caisse in bonds of the Government of Canada, of Québec’s public sector, other Canadian provinces, municipalities and other Canadian bodies totaled $45.6 billion (at market value). As at December 31, 2013, the Caisse held investments in Canadian third-party and bank-sponsored ABTNs or asset-backed term notes received in exchange for asset-backed commercial paper that had a fair market value totaling $9.8 billion.

The Caisse’s constituting statutes establish the mission and governance rules, particularly the composition and functioning of the board of directors and the criteria for selecting its members. In this regard, at least two-thirds of the members of the board of directors, including the chair, must meet the requirements of an independent director.

The Caisse’s constituting statutes provide for the creation of three committees by the board of directors — an audit committee, a governance and ethics committee and a human resources committee — and defines the role of each. It also establishes that the offices of chair of the board and president and chief executive officer are to be two separate functions. It requires that the Caisse adopt an investment policy for each specialized portfolio it holds and provides rules of ethics for the Caisse, its officers and employees, and its wholly-owned subsidiaries.

Commission administrative des régimes de retraite et d’assurances (“CARRA”). CARRA administers public sector retirement plans including RREGOP and RRPE. Assets in these plans are deposited with the Caisse (see “Caisse” on the previous page).

Régie des rentes du Québec (“RRQ”). RRQ administers the Régime de rentes du Québec (“Québec Pension Plan”, the “Plan” or “QPP”), a compulsory public insurance plan. Its purpose is to provide persons who work in Québec and their families with basic financial protection in the event of retirement, death or disability. The Plan is financed by contributions from Québec workers and employers. As of December 31, 2013, RRQ entrusted $45.9 billion of funds to the Caisse (at market value).

For a number of years, the QPP has faced increased financial pressure stemming chiefly from the aging of the population and the continuing improvement in life expectancy. Accordingly, based on the Actuarial Report of the Québec Pension Plan as at 31 December, 2012, the steady-state contribution rate, i.e., the rate needed to secure the Plan’s long-term financial stability, would be 11.02%.

The Plan contribution rate is being raised gradually to 10.8% in increments of 0.15 percentage point per year until January 1, 2017.

As of 2018, an automatic contribution rate adjustment mechanism will restore balance to the Plan’s funding, if required. The statutory contribution rate will require adjusting if it is less than the steady-state contribution rate. Where the difference between the steady-state contribution rate and the statutory rate is at least 0.1%, the latter rate will be increased by 0.1% per year until the gap is less than 0.1%.

PUBLIC SECTOR DEBT

Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2013 and March 31, 2014, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $222.5 billion and $231.5 billion, respectively, of which 5.8% and 7.7% was held by the Caisse.

Unlike the Government’s gross debt, which includes the net retirement plans liability, the public sector debt for the purpose of this Annual Report does not include net retirement plans liability. As at March 31, 2014, the net retirement plans liability totalled $28.5 billion.

Table 17

Funded Debt of Public Sector (net of sinking fund balances)

As of March 31

(dollar amounts in millions)(1)

	2010	2011	2012	2013	Preliminary Results 2014(2)

Government Funded Debt

Borrowings – Government	126,731	139,158	150,380	158,985	166,514

Borrowings – to finance Government Enterprises	217	855	1,009	1,182	1,142

Government Guaranteed Debt(3)	36,385	37,723	38,514	39,631	40,361

Municipal Sector Debt	19,538	20,307	20,719	21,820	22,622

Other Institutions(4)	1,055	1,009	929	836	836

Public Sector Funded Debt(5)	183,926	199,052	211,551	222,454	231,475

Per capita ($)	23,451	25,104	26,417	27,518	28,384

As percentage of(6)

GDP	58.3%	60.4%	61.3%	62.2%	63.4%

Household income	68.7%	72.2%	73.4%	74.2%	75.3%

(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2014 are based on financial information presented as at June 4, 2014 in the 2014-2015 Budget. These preliminary results are subject to change.
(3)	Represents debt of Hydro-Québec.
(4)	Represents debt of the universities other than the Université du Québec and its constituents.
(5)	Includes debt covered by the Government’s commitments (see “Government’s Commitments”).
(6)	Percentages are based upon the prior calendar year’s GDP and household income.

Government Debt

Government debt consists of funded and unfunded debt. Unfunded debt includes indebtedness with a maturity of one year or less. As of March 31, 2013, unfunded debt of the Government was $15.9 billion consisting of Treasury Bills for $3.3 billion plus $12.6 billion representing the excess of short-term liabilities over short-term assets. On March 31, 2014, unfunded debt of the Government is estimated, on a preliminary basis, at $12.8 billion consisting of Treasury Bills for $3.3 billion plus $9.5 billion representing the excess of short-term liabilities over short-term assets.

Table 18

Government Funded Debt

As of March 31

(dollar amounts in millions)(1)

	2010	2011	2012	2013	Preliminary Results 2014(2)	Average Interest Rate 2014 (%)	Average Term to Maturity 2014 (years)

Borrowings – Government

Payable in Canadian Dollars

Debentures and Other Loans	119,528	136,145	147,682	160,191	169,691	4.3	13.1

Savings Products	6,473	6,744	7,389	8,149	8,707	3.4	-

Payable in Foreign Currencies

United States Dollars	837	1,028	944	1,345	1,368	5.3	6.7

Japanese Yen	2,183	379	392	-1	-1(3)	3.9	3.8

Swiss Francs	2,162	644	218	-2	-3(3)	2.7	4.0

Euros	1,142	126	163	-14	1,490	3.7	5.0

Pounds Sterling	-	-1	-1	-	-

Others currencies	-	-	1	-	-

Funded Debt	132,325	145,065	156,788	169,668	181,252

Less: Sinking Funds(4)	5,594	5,907	6,408	10,683	14,738

Net borrowings – Government(5)	126,731	139,158	150,380	158,985	166,514	4.2	11.1

Borrowings – to finance Government Enterprises

Payable in Canadian Dollars

Debentures and Other Loans	217	855	1,009	1,182	1,142	3.1	5.9

Borrowings – to finance Government Enterprises	217	855	1,009	1,182	1,142	3.1	5.9

(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2014 are based on financial information presented as at June 4, 2014 in the 2014-2015 Budget. These preliminary results are subject to change.
(3)	The amounts represent the unamortized discount on borrowings. The nominal value of these borrowings is completely hedged by currency swap agreements and foreign exchange forward contracts.
(4)	Consists of funds withdrawn annually from the General Fund and consolidated organizations. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.
(5)

Subsequent to March 31, 2014, the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $6.5 billion. The Government currently has credit agreements with various banks and financial institutions for a total of US$3.5 billion. The Government has also a line of credit for operations of $1.2 billion.

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2014, net of a sinking fund balance of $14,738 million ($10,683 million as of March 31, 2013) valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures. The results shown in the following tables are based on financial information presented in the 2014-2015 Budget of June 4, 2014. These preliminary results are subject to change.

Table 19

Maturities of Government Funded Debt for Borrowings – Government

(dollar amounts in millions)(1)

Fiscal Year Payable	Canadian Dollars	U.S. Dollars	Japanese Yen	Swiss Francs	Euros	Total 2013-2014	Total 2012-2013

Year 1	15,733	-171	-	-	-1	15,561	11,689

Year 2	10,594	20	-	-	-	10,614	13,089

Year 3	13,941	20	-1	-	-5	13,955	10,115

Year 4	10,865	151	-	-3	-	11,013	13,665

Year 5	15,626	211	-	-	-1	15,836	10,674

1 – 5 years	66,759	231	-1	-3	-7	66,979	59,232

6 – 10 years	48,518	-608	-	1	-44	47,867	50,017

11 – 15 years	5,982	144	-	-1	-	6,125	7,549

16 – 20 years	7,294	238	-	-	-	7,532	7,267

21 – 25 years	13,436	-	-	-	-	13,436	7,553

26 – 63 years	24,575	-	-	-	-	24,575	27,367

	166,564	5	-1	-3	-51	166,514	158,985

(1)	Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent as at March 31, 2014, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency gains of $612 million which will be amortized over the remaining term of this debt.

The information relating to debt retirement set out above includes amounts to be withdrawn annually from the General Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues.

As indicated in the 2012-2013 Budget, the Government implemented in 2012-2013 a policy aimed at raising the level of prudential liquidity (liquid assets), to supplement its existing sinking funds. These liquid assets, invested in Canadian and non-Canadian central government securities, will be available for use in the event of major turbulence in financial markets. For that purpose, Québec created a general sinking fund in June 2012. The assets held in this general sinking fund will be used for the repayment at maturity of any debt of designated series issued by Québec and for liquidity purposes. However, Québec will be under no obligation to repay out of this general sinking fund any particular series of notes nor will any notes of designated series be redeemable for sinking fund purposes.

For the year ended March 31, 2013, the amount set aside for sinking fund purposes was $114 million and, at that date, the aggregate value of sinking funds was $10,683 million (including $3,869 million for the purpose of prudential liquidity), of which $5,364 million was invested in debentures issued or guaranteed by the Government.

For the year ended March 31, 2014, the amount set aside for sinking fund purposes was $132 million and, at that date, the aggregate value of sinking funds was $14,738 million (including $7,589 million for the purpose of prudential liquidity), of which $6,065 million was invested in debentures issued or guaranteed by Government.

Table 20

Maturities of Government Funded Debt for Borrowings – to finance Government Enterprises

(dollar amounts in millions)(1)

Fiscal Year Payable	Total 2013-2014	Total 2012-2013

Year 1	100	1

Year 2	331	100

Year 3	55	428

Year 4	40	57

Year 5	50	40

1 – 5 years	576	626

6 – 10 years	466	479

11 – 15 years	–	–

16 – 20 years	75	52

21 – 25 years	–	–

26 – 30 years	25	25

	1,142	1,182

(1)	As of March 31, 2014, all Government Funded Debt for Borrowings to finance Government Enterprise debts were either denominated in Canadian dollars or were fully swapped in Canadian dollars.

Guaranteed Debt

The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

Table 21

Guaranteed Funded Debt (net of sinking fund balances)

As of March 31

(dollar amounts in millions)(1)

	2010	2011	2012	2013	Preliminary results 2014(2)	Average Interest Rate 2014 (%)	Average Term to Maturity 2014 (years)

Hydro-Québec	36,385	37,723	38,514	39,631	40,361	5.4	18.7

	36,385	37,723	38,514	39,631	40,361

(1)	Canadian dollar equivalent at dates indicated for borrowings in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2014 are based on financial information presented as at June 4, 2014 in the 2014-2015 Budget. These preliminary results are subject to change.

As of March 31, 2014, on a preliminary basis, unfunded debt guaranteed by the Government amounted to $5,224 million, including $3,565 million borrowed from financial institutions under a student loan program and $1,659 million of short-term debt of Hydro-Québec.

Funded Debt of the Municipal Sector and Other Institutions

The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations, urban communities and transportation commissions) and educational institutions (universities other than the Université du Québec and its constituents).

The following table shows information on the funded debt of these institutions as of the dates indicated.

Table 22

Funded Debt of the Municipal Sector and Other Institutions

As of March 31

(dollar amounts in millions)(1)

	2010	2011	2012	2013	Preliminary Results 2014(2)

Municipal Sector	19,538	20,307	20,719	21,820	22,622

Educational Institutions(3)	1,055	1,009	929	836	836

	20,593	21,316	21,648	22,656	23,458

(1)

Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.

(2)	The Preliminary Results 2014 are based on financial information presented as at June 4, 2014 in the 2014-2015 Budget. These preliminary results are subject to change.
(3)	Represents debt of universities other than the Université du Québec and its constituents.

The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 83% of the total revenue is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. Approximately one-third of the debt of municipal corporations and urban communities has been incurred for these projects which in several other parts of Canada are financed directly by the private sector. The Ministère des Affaires municipales et de l’Occupation du territoire supervises and controls the borrowings of all Québec municipal corporations and urban communities.

In 2012 (the most recent year for which information is available), local sector expenditure including school corporations totalled $30.4 billion, representing 27.4% of consolidated expenditures of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, increased from $2,256 million in 2011 to $2,579.1 million in 2012. Net long-term debt of the municipal sector supported by local taxpayers increased from $18.2 billion as of December 31, 2011 to $18.7 billion as of December 31, 2012. This debt, as a percentage of real estate valuation, has decreased from 2.5% in 2011 to 2.4% in 2012.

Government’s Commitments

The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions as well as by the municipal sector. The amounts for Fiscal 2014 are not yet publicly available.

Table 23

Government’s Commitments(1)

As of March 31

(dollar amounts in millions)(2)

	2010	2011	2012	2013

Educational Institutions	2,297	2,438	2,527	2,756

Municipal Sector	3,084	3,509	4,290	3,899

Others Beneficiaries	1,566	1,747	282	1,042

	6,947	7,694	7,099	7,697

(1)

Including commitments to repay loans from borrowings made by the Government on behalf of these entities. The debt covered by these commitments is included in the Funded Debt of Public Sector (see Table 17 “Funded Debt of Public Sector”).

(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

WHERE YOU CAN FIND MORE INFORMATION

This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2014 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances du Québec, Direction principale du financement des organismes publics et de la documentation financière, 12, rue Saint-Louis, Québec, Québec, G1R 5L3, Canada. This document is also available on the Ministère des Finances du Québec Internet web site at http://www.finances.gouv.qc.ca.; however, any information available on this web site shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

FORWARD-LOOKING STATEMENTS

Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SUPPLEMENTARY INFORMATION

The following tables indicate present or future characteristics of the funded debt of Borrowings-Government outstanding as of March 31, 2014. Previous characteristics are not indicated.

Table 24

Borrowings-Government outstanding as of March 31, 2014

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

A) Payable in Canadian Dollars

2014-06-01	1989-06-01	06-01 & 12-01	10.50	125,000,000	124,989,920	CA748148KJ14	SFP(1):1990-06-01

2014-12-01	2004-08-03	06-01 & 12-01	5.50	2,500,000,000	2,507,370,250	CA748148RN52

2015-07-27	1990-07-27	01-27 & 07-27	11.00	50,000,000	49,954,745	CA748148KN26	SFP(1):1991-07-27

2015-12-01	2005-06-03	06-01 & 12-01	5.00	2,500,000,000	2,518,248,017	CA748148RP01

2021-12-01	2001-02-13	06-01 & 12-01	4.50	763,972,372	832,425,025	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada.

2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,247,586,349	CA748148NX70	SFP(1):1994-01-16

2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	373,729,429	CA748148PA59

2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,324,914,289	CA748148PZ01	SFP(1):1997-04-01

2026-12-01	1998-02-27	06-01 & 12-01	4.50	1,187,067,965	1,224,490,308	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada.

2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,689,251,542	CA748148QJ59	SFP(1):1999-10-01

2031-12-01	2001-02-13	06-01 & 12-01	4.25	1,223,646,729	1,439,562,786	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada.

2031-12-01	2002-11-13	06-01 & 12-01	3.441	42,172,760	42,172,313	CA748148RF29	Real Return Bonds. Yields linked to the CPI for Canada.

2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,153,040,454	CA748148QT3

2036-12-01	2003-07-28	06-01 & 12-01	5.75	4,082,900,000	4,202,991,594	CA748148RL9

Medium-Term Notes

2014-05-10	2004-05-10	02-10 & 05-10 & 08-10 & 11-10	Floating	250,000,000	250,000,000	XS0192344280	CAD-BA (3 months) + 0.085%

2014-06-03	2004-07-26	06-03	5.125	250,000,000	249,935,633	XS0197261935

Maturity Date	Issue Date(1)	Interest Payment Date(s)		Canadian Dollars		CUSIP Number or ISIN Code	References
			Coupon (%)	Nominal Value	Book Value

2014-06-30	2004-12-06	12-30 & 03-30 & 06-30 & 09-30	Floating	249,999,998	249,999,998	XS0207384487	CAD-BA (3 months) + 0.12%

2014-07-16	1995-09-05	01-16 & 07-16	9.05	10,000,000	9,999,624	CA74814ZAY93

2015-05-18	2005-05-18	05-18	4.65	100,000,000	99,971,200	XS0219854659

2015-06-30	1995-04-03	06-30 & 12-30	9.65	4,664,000	4,668,019	CA74814ZAP86

2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,750,652	CA74814ZAQ69

2016-10-11	2006-10-11	10-11 & 01-11 & 04-11 & 07-11	Floating	200,000,000	200,000,000	XS0270863060	CAD-BA (3 months) + 0.03%

2016-10-23	2013-04-23	07-23 & 10-23 & 01-23 & 04-23	Floating	1,410,000,000	1,410,000,000	CA74814ZEQ24	CAD-BA (3 months) + 0.03%. SFP(3): $1,410 million

2016-12-01	2006-01-30	06-01 & 12-01	4.50	3,000,000,000	2,987,674,444	CA74814ZDH34

2017-05-14	2006-12-14	02-14 & 05-14 & 08-14 & 11-14	Floating	200,000,000	200,000,000	XS0279291172	CAD-BA (3 months) + 0.07%

2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,760,310	CA74814ZAR43

2017-12-01	2007-01-29	06-01 & 12-01	4.50	5,000,000,000	5,062,237,662	CA74814ZDR16	SFP(3): $270 million

2018-12-01	2008-01-22	12-01 & 06-01	4.50	4,500,000,000	4,534,809,756	CA74814ZDU45	SFP(3): $500 million

2018-12-19	2013-12-19	03-19 & 06-19 & 09-19 & 12-19	Floating	2,994,000,000	2,994,000,000	CA74814ZET62	CAD-BA (3 months) + 0.185%

2019-12-01	2009-05-08	06-01 & 12-01	4.50	5,000,000,000	5,043,597,793	CA74814ZEE93

2020-12-01	2004-12-07	06-01 & 12-01	5.00	100,000,000	99,212,124	CA74814ZDC47

2020-12-01	2010-04-09	06-01 & 12-01	4.50	5,900,000,000	6,103,703,508	CA74814ZEG42

2021-12-01	2011-02-08	06-01 & 12-01	4.25	7,500,000,000	7,837,218,667	CA74814ZEH25	SFP(3): $1,500 million

2022-12-01	2011-12-02	06-01 & 12-01	3.50	6,000,000,000	6,174,077,920	CA74814ZEL37	SFP(3): $100 million

2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	196,132,241	CA74814ZAX11

2023-09-01	2012-12-05	03-01 & 09-01	3.00	6,000,000,000	5,953,787,701	CA74814ZEP41	SFP(3): $1,760 million

2024-09-01	2013-12-18	03-01 & 09-01	3.75	1,500,000,000	1,500,079,130	CA74814ZES89	SFP(1): 2014-09-01

2025-06-01	2004-12-08	06-01 & 12-01	5.35	652,000,000	668,422,543	CA74814ZDE03

2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	104,192,611	CA74814ZBH51	SFP(1): 1997-04-01

Maturity Date	Issue Date(1)	Interest Payment Date(s)		Canadian Dollars		CUSIP Number or ISIN Code	References
			Coupon (%)	Nominal Value	Book Value

2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	104,500,520	CA74814ZCA99

2026-04-01	2003-07-22	04-01 & 10-01	5.50	74,332,000	73,815,529	CA74814ZCX9

2026-04-01	2002-06-25	04-01 & 10-01	7.50	165,850,000	165,850,000	CA74814ZDS98

2026-04-01	2003-09-16	04-01 & 10-01	6.40	90,000,000	90,000,000	CA74814ZCY75

2028-01-01	2008-06-20	04-01 & 07-01 & 10-01 & 01-01	1.797	460,866,608	460,866,608	CA74814ZDV28	Real return medium-term notes. Yields linked to the CPI for Canada.

2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,000,000	CA74814ZCD3

2035-04-01	1995-01-31	04-01	-	150,000,000	86,839,639	CA74814ZAH60	Others(1)

2035-04-01	1995-04-11	04-01 & 10-01	-	150,000,000	71,876,850	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date

2035-04-01	1995-04-13	04-01 & 10-01	-	100,000,000	48,097,948	CA74814ZAT09	Others(2)

2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	297,212,225	CA74814ZBP7

2035-04-01	1999-02-02	-	-	456,000,000	193,250,489	CA74814ZCB72	Zero-coupon Note

2036-12-01	2008-11-04	06-01 & 12-01	3.25	781,772,055	850,025,416	CA74814ZDW01	Real return medium-term notes. Yields linked to the CPI for Canada

2038-12-01	2006-08-29	06-01 & 12-01	5.00	5,000,000,000	5,055,399,029	CA74814ZDK62

2039-10-01	1999-02-05	-	-	525,000,000	192,792,275	CA74814ZCC5	Zero-coupon note

2040-04-01	2000-05-25	04-01 & 10-01	6.43	463,000,000	477,408,484	CA74814ZCJ0	Others(3)

2041-12-01	2009-09-22	12-01 & 06-01	5.00	8,500,000,000	9,029,272,394	CA74814ZEF68

2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,299,320	CA74814ZCW1

2043-12-01	2011-08-17	06-01 & 12-01	4.25	7,000,000,000	7,636,101,501	CA74814ZEK53	SFP(3): $500 million

2045-12-01	2013-04-30	06-01 & 12-01	3.50	3,500,000,000	3,262,011,661	CA74814ZER07	SFP(1): 2013-12-01

2049-09-21	2008-12-01	09-21 & 03-21	5.10	13,440,000	13,526,936	CA74814ZDX83

2051-09-21	2006-11-23	09-21 & 03-21	5.00	420,000,000	448,222,659	CA74814ZDN02

2053-09-21	2008-12-01	09-21 & 03-21	5.10	37,192,000	38,182,316	CA74814ZDY66

2056-12-01	2006-04-07	06-01 & 12-01	Various	1,500,000,000	1,489,197,230	CA74814ZDJ99	Others(4)

2057-09-21	2008-12-01	09-21 & 03-21	5.10	9,857,000	9,842,160	CA74814ZDZ32

2058-09-21	2008-12-01	09-21 & 03-21	5.10	38,326,000	40,446,296	CA74814ZEA71

Maturity Date	Issue Date(1)	Interest Payment Date(s)		Canadian Dollars		CUSIP Number or ISIN Code	References
			Coupon (%)	Nominal Value	Book Value

2059-09-21	2008-12-01	09-21 & 03-21	5.10	6,294,000	6,296,648	CA74814ZEB54

2061-09-21	2009-02-11	09-21 & 03-21	5.00	25,000,000	25,137,434	CA74814ZEC38

2062-09-21	2006-11-23	09-21 & 03-21	6.70	150,000,000	207,408,690	CA74814ZDP59

2065-06-01	2009-03-02	06-01 & 12-01	Various	385,000,000	369,760,239	CA74814ZED11	Others(5)

2065-06-01	2012-05-22	06-01 & 12-01	Various	335,000,000	355,497,517	CA74814ZEM10	Others(6)

2065-09-21	2006-09-21	09-21 & 03-21	6.35	940,000,000	1,207,565,479	CA74814ZDM29

2075-06-01	2012-11-13	06-01 & 12-01	Various	100,000,000	112,451,570	CA74814ZEN92	Others(7)

2076-12-01	2007-06-29	06-01 & 12-01	Various	500,000,000	490,174,161	CA74814ZDT71	Others(8)

Savings Products

Savings Bonds

2014-2020		06-01	1.25 – 1.54	388,981,926	388,981,926		Put(1)

Other Savings Products

2014-2024		Various	Various	8,318,112,828	8,318,112,828

Receiver General of Canada

2019-2039	1999-2012	02-01 & 08-01	3.55 - 6.93	95,747,049	95,747,049		Put(2)

Assumed Debt

2014-2017	1964-1967		5.125 - 5.75	2,790,683	2,790,683		Payable in semi-annual installments, including principal and interest

Immigrant Investor Program

2014-2019	2009-2014	-	1.76 - 3.64	4,866,400,000	4,589,037,218

Société immobilière du Québec

2014-06-16	1989-06-16	06-16 & 12-16	10.50	150,000,000	150,000,000

Société québécoise d’assainissement des eaux

2014-07-31	1989-07-31	01-31 & 07-31	10.20	50,000,000	50,000,000

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

Société d’habitation du Québec							Others(9)

2014-04-01	1999-04-01	04-01	5.944	1,535,744	149,444

2014-05-04	2009-05-04	1st of each month	1.990	54,886,026	32,512,628

2014-06-01	2013-06-01	1st of each month	1.670	15,625,761	14,720,070

2014-11-01	2013-11-01	1st of each month	2.000	267,975	179,224

2014-12-01	2011-12-01	1st of each month	1.640	9,852,218	2,508,356

2015-01-01	2012-01-01	1st of each month	1.490	1,624,093	458,352

2015-03-01	2010-03-01	1st of each month	2.510	54,817,941	29,615,459

2015-04-01	2005-04-01	1st of each month	4.810	257,972,087	172,777,927

2015-06-01	2013-06-01	1st of each month	1.670	70,621,067	65,757,150

2015-11-01	2013-11-01	1st of each month	2.000	5,485,314	4,585,758

2015-12-01	2011-12-01	1st of each month	1.640	12,104,369	5,392,791

2016-06-01	2011-05-01	1st of each month	2.750	59,996,659	38,673,175

2016-06-01	2011-05-01	1st of each month	2.590	300,850	90,985

2016-06-01	2011-05-01	1st of each month	4.280	497,205	373,282

2016-06-01	2013-06-01	1st of each month	1.670	750,895	566,654

2016-11-01	2013-11-01	1st of each month	2.000	10,850,200	9,675,464

2016-12-01	2011-12-01	1st of each month	1.640	40,784,646	35,818,057

2017-01-01	2012-01-01	1st of each month	1.490	114,802,955	96,260,912

2017-02-01	2007-02-01	1st of each month	4.480	64,558,765	42,383,576

2017-04-01	2012-03-01	1st of each month	1.670	38,660,983	33,798,514

2017-06-01	2013-06-01	1st of each month	1.670	10,615,621	8,678,356

2017-11-01	2013-11-01	1st of each month	2.000	8,803,886	8,095,951

2018-06-01	2013-06-01	1st of each month	1.670	1,036,014	912,066

2018-11-01	2013-11-01	1st of each month	2.000	29,962,775	28,757,870

2019-02-01	2014-02-01	1st of each month	2.080	16,534,922	16,377,628

2019-07-01	1999-07-01	07-01	6.875	391,579	176,126

2020-06-01	2010-06-01	1st of each month	3.430	56,624,229	47,107,737

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

2020-07-01	1999-07-01	07-01	Various	6,492,063	3,230,498

2020-07-01	2010-07-01	07-01	6.875	4,190,726	4,190,726

2020-10-01	2010-10-01	1st of each month	3.130	94,942,095	72,259,854

2021-07-01	1999-07-01	07-01	Various	30,860,513	17,071,334

2021-07-01	2005-07-01	07-01	6.875	10,437,648	10,437,648

2021-07-01	2006-07-01	07-01	7.875	3,131,170	3,131,170

2022-07-01	1999-07-01	01-01 & 07-01	7.875	715,719	414,692

2022-07-01	1999-07-01	07-01	Various	36,627,982	24,201,692

2022-07-01	2007-07-01	07-01	6.875	1,713,870	1,713,870

2023-07-01	1973-07-01	07-01	7.625	466,925	251,971

2023-07-01	1998-07-01	07-01	7.750	367,558	230,112

2023-07-01	1999-07-01	07-01	Various	34,907,533	22,302,709

2023-07-01	2009-07-01	07-01	7.250	2,474,465	1,997,602

2023-07-01	2010-07-01	07-01	7.875	3,400,171	2,887,506

2023-12-01	1984-12-01	1st of each month	7.875	698,907	388,910

2024-07-01	1974-07-01	07-01	8.000	1,382,326	815,186

2024-07-01	1975-07-01	07-01	7.875	638,433	373,950

2024-07-01	1999-07-01	07-01	Various	65,325,388	43,273,002

2024-07-01	2002-07-01	07-01	7.875	2,110,360	2,110,360

2024-07-01	2008-07-01	07-01	7.750	805,552	648,706

2024-07-01	2010-07-01	07-01	7.500	5,294,779	5,294,779

2025-07-01	1975-07-01	07-01	7.875	6,034,832	3,724,619

2025-07-01	1976-07-01	07-01	7.875	153,278	94,764

2025-07-01	1999-07-01	01-01 & 07-01	7.875	1,185,435	805,959

2025-07-01	1999-07-01	07-01	Various	44,857,660	31,224,321

2026-04-01	1999-04-01	04-01	5.944	53,464,692	35,876,076

2026-07-01	1999-07-01	07-01	Various	35,431,394	25,678,346

2027-04-01	1999-04-01	04-01	5.944	11,531,559	8,005,710

Maturity Date	Issue Date(1)	Interest Payment Date(s)		Canadian Dollars		CUSIP Number or ISIN Code	References
			Coupon (%)	Nominal Value	Book Value

2027-07-01	1999-07-01	07-01	8.000	1,349,826	1,012,260

2028-04-01	1999-04-01	04-01	5.944	77,583,667	55,513,669

2028-07-01	1999-07-01	07-01	Various	7,283,852	5,577,976

2029-01-01	1981-01-01	01-01 & 07-01	Various	1,674,410	3,196,296

2029-04-01	1999-04-01	04-01	5.944	100,148,082	73,617,943

2029-07-01	1981-07-01	01-01 & 07-01	11.000	2,213,100	582,491

2029-07-01	1999-07-01	07-01	Various	12,255,097	9,707,823

2030-01-01	2000-01-01	01-01	Various	9,836,195	7,729,201

2030-04-01	1999-04-01	04-01	5.944	76,170,974	57,363,651

2030-07-01	1981-07-01	01-01 & 07-01	11.000	1,671,870	742,621

2030-07-01	1999-07-01	07-01	7.875	2,124,532	1,708,946

2031-04-01	1999-04-01	04-01	5.944	14,075,637	10,833,792

2032-04-01	1999-04-01	04-01	5.944	318,317	249,880

2032-07-01	1999-07-01	07-01	8.000	2,601,373	2,179,027

Other Consolidated Organizations

Various	Various	Various		1,102,103,298	1,102,103,298

Financement-Québec

2014-06-01	2009-02-17	06-01 & 12-01	3.25	1,500,000,000	1,500,285,118	31739ZAM73

2014-06-09	2007-02-09	03-09, 06-09, 09-09 & 12-09	Floating	200,000,000	200,000,000	XS0286907547

2014-12-01	2007-12-03	03-01,06-01, 09-01 & 12-01	Floating	1,542,000,000	1,536,289,689	31739ZAJ45

2015-03-10	2005-03-10	06-10, 09-10, 12-10 & 03-10	Floating	200,000,000	200,000,000	XS0214474636

2015-10-14	2005-10-14	01-14, 04-14, 07-14 & 10-14	Floating	200,000,000	200,000,000	XS0232639715

2015-12-01	2000-09-01	06-01 & 12-01	6.25	309,400,000	309,069,056	317385AD4

2015-12-01	2008-05-26	06-01 & 12-01	4.25	1,300,000,000	1,307,140,397	31739ZAK18

2016-06-02	2010-03-02	03-02, 06-02, 09-02 & 12-02	Floating	1,534,000,000	1,530,867,493	31739ZAP05

Maturity Date	Issue Date(1)	Interest Payment Date(s)		Canadian Dollars		CUSIP Number or ISIN Code	References
			Coupon (%)	Nominal Value	Book Value

2016-12-01	2010-02-23	06-01 & 12-01	3.50	1,500,000,000	1,501,480,614	31739ZAN56

2017-04-25	2011-07-25	01-25, 04-25, 07-25 & 10-25	Floating	1,420,000,000	1,414,865,888	31739ZAR60

2017-12-01	2011-01-21	06-01 & 12-01	3.50	1,600,000,000	1,616,913,540	31739ZAQ87

2018-06-01	2012-12-12	03-01, 06-01, 09-01 & 12-01	Floating	1,542,000,000	1,544,875,392	31739ZAU99

2018-12-01	2012-01-24	06-01 & 12-01	2.40	1,500,000,000	1,493,639,190	31739ZAS44

2019-05-29	2013-10-29	11-29,02-29, 05-29 & 08-29	Floating	1,000,000,000	1,000,000,000	31739ZAV72

2019-12-01	2012-07-13	06-01 & 12-01	2.45	1,500,000,000	1,498,979,471	31739ZAT27

2020-07-01	2010-07-01	07-01	3.46	97,647,824	97,647,824		Others(10)

2020-10-01	2010-10-01	10-01	2.87	902,077	902,077		Others(10)

2020-11-01	2010-11-01	11-01	2.77	5,658,670	5,658,670		Others(10)

2021-03-01	2011-03-01	03-01	3.54	6,229,552	6,229,552		Others(10)

2021-03-29	2011-03-29	03-29	3.23	89,768,024	89,768,024		Others(10)

2025-07-01	2010-07-01	07-01	3.83	2,919,493	2,919,493		Others(10)

2025-08-01	2010-08-01	08-01	3.59	823,394	823,397		Others(10)

2025-10-01	2010-10-01	10-01	3.35	890,901	890,901		Others(10)

2025-11-01	2010-11-01	11-01	3.28	182,770,786	182,770,786		Others(10)

2025-12-01	2010-12-01	12-01	3.59	30,237,979	30,237,979		Others(10)

2026-03-01	2011-03-01	03-01	3.92	93,184,635	93,184,635		Others(10)

2026-03-29	2011-03-29	03-29	3.65	5,028,077	5,028,077		Others(10)

2030-07-01	2010-07-01	07-01	4.04	250,444,981	250,444,981		Others(10)

2030-11-01	2010-11-01	11-01	3.50	19,014,336	19,014,336		Others(10)

2031-02-01	2011-02-01	02-01	3.95	38,344,834	38,344,834		Others(10)

2031-03-01	2011-03-01	03-01	4.12	19,239,716	19,239,716		Others(10)

2031-03-29	2011-03-29	03-29	3.89	172,969,866	172,969,866		Others(10)

2034-06-01	2006-07-26	06-01 & 12-01	5.25	1,522,350,000	1,555,466,935	31739ZAG06

				143,717,012,160	145,046,063,873

Adjustments relating to swap agreements				34,494,205,420	34,494,205,420

Total-Payable in Canadian Dollars				178,211,217,580	179,540,269,293

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

B) Payable in foreign currency

Payable in United States Dollars

2014-05-05	2004-05-05	05-05 & 11-05	4.875	1,000,000,000	999,821,476	1,105,102,678	US748148RM77

2015-05-26	2005-05-26	05-26 & 11-26	4.60	1,000,000,000	999,888,711	1,105,176,992	US748148RQ8

2016-03-01	2006-03-01	03-01 & 09-01	5.00	1,250,000,000	1,248,121,061	1,379,548,209	US748148RR64

2016-04-01	1986-04-01	04-01	9.00	250,000,000	249,899,653	276,214,087	LU002143534

2016-11-14	2006-11-14	05-14 & 11-14	5.125	1,500,000,000	1,498,353,597	1,656,130,230	US748148RS4

2018-05-14	2008-05-14	05-14 & 11-14	4.625	1,000,000,000	997,469,592	1,102,503,140	US748148RT21

2020-07-29	2010-07-29	01-29 & 07-29	3.50	1,500,000,000	1,496,235,721	1,653,789,342	US748148RU93

2021-08-25	2011-08-25	02-25 & 08-25	2.75	1,400,000,000	1,395,936,990	1,542,929,155	US748149AF82

2023-07-15	1993-07-15	01-15 & 07-15	7.50	1,000,000,000	999,005,905	1,104,201,226	US748148PB31	SFP(1):1994-07-15

2023-02-13	2013-02-13	02-13 & 08-13	2.625	1,250,000,000	1,245,446,524	1,376,592,043	US748149AG65

2024-02-09	1994-02-09	02-09 & 08-09	7.125	1,000,000,000	998,255,701	1,103,372,026	US748148PD96	SFP(1):2004-02-09

2026-12-01	1986-12-01	06-01 & 12-01	8.625	300,000,000	299,607,649	331,156,334	US748148KA05	SFP(2):1987-12-01 then SFP(1):1997-12-01

2029-09-15	1999-09-24	03-15 & 09-15	7.50	1,500,000,000	1,496,445,120	1,654,020,791	US748148QR73

Medium-Term Notes

2016-08-31	2006-08-31	08-31 & last day of February	5.30	100,000,000	99,934,316	110,457,400	CA74814ZDL46

2018-08-07	1998-08-07	02-07 & 08-07	6.54	250,000,000	250,000,000	276,325,000	XS0089070485

2019-06-01	2006-01-30	06-01 & 12-01	4.937	5,000,000	5,000,000	5,526,500	CA74814ZDF77

2020-12-01	2006-01-30	06-01 & 12-01	4.962	5,000,000	5,000,000	5,526,500	CA74814ZDG50

2026-01-30	1996-01-30	01-30 & 07-30	6.35	149,875,000	149,859,292	165,639,475	US74815HBZ47	Put(3): January 30, 2016 & 2021

2026-02-27	1996-02-29	02-27 & 08-27	7.14	99,770,000	99,770,000	110,275,781	US74815HCB69	Put(3): 2016-02-27

2026-03-02	1996-02-29	03-02 & 09-02	7.485	150,000,000	150,000,000	165,795,000	US74815HCA86

2026-03-06	1996-03-06	03-06 & 09-06	7.365	99,850,000	99,850,000	110,364,205	US74815HCC43

2026-03-10	1996-03-08	03-10 & 09-10	7.035	50,000,000	50,000,000	55,265,000	US74815HCD26

2026-04-09	1996-04-09	04-09 & 10-09	7.38	100,000,000	100,000,000	110,530,000	US74815HCE09

2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	55,265,000	US74815HCG56	Put(3): 2016-04-15 & 2021-04-15

2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	55,265,000	US74815HCF73

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

2026-07-22	1996-07-22	01-22 & 07-22	7.295	99,965,000	99,965,000	110,491,315	US74815HCJ95	Put(4): 2006-07-22

2035-11-17	2005-11-17	05-07 & 11-17	5.40	75,000,000	74,831,384	82,711,128	US74815HCP5

2036-07-22	1996-07-22	01-22 & 07-22	7.97	160,000,000	160,000,000	176,848,000	US74815HCH30	Put(3): 2016-07-22

				15,394,460,000	15,368,697,692	16,987,021,557

Adjustments relating to swap agreements				(14,131,140,694)	(14,131,121,581)	(15,619,128,684)

Total-Payable in United States Dollars				U.S.$1,263,319,306	U.S.$1,237,576,111	1,367,892,873

Payable in Japanese Yen

2017-02-15	2007-02-15	02-15 & 08-15	1.92	5,000,000,000	5,000,000,000	53,649,975	-

Medium-Term Notes

2014-07-07	1994-07-07	01-07 & 07-07	5.50	30,000,000,000	29,999,174,344	321,890,990	XS0051759412

2015-02-02	1995-02-02	02-02	5.60	6,000,000,000	6,000,000,000	64,379,970	XS0055430374

2016-02-15	1996-02-15	02-15	4.23	1,000,000,000	999,599,514	10,725,698	XS0063440035

2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	85,839,960	XS0067851310

2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,009,424,469	53,751,099	XS0067208974

2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	53,649,975	XS0069585320

2016-10-24	1996-10-24	10-24	4.00	500,000,000	499,647,499	5,361,215	XS0070580047

2016-10-28	1996-10-28	03-22 & at Maturity	4.00	5,000,000,000	4,996,886,647	53,616,569	XS0070775647

2016-11-07	1996-11-07	05-07 & 11-05	3.95	9,600,000,000	9,596,987,700	102,975,630	XS0070684252

2016-11-14	1996-11-14	11-14	3.80	20,000,000,000	19,954,967,656	214,116,702	XS0070920243

2016-11-21	1996-11-21	11-21	4.00	1,000,000,000	1,000,000,000	10,729,995	XS0071482599

2016-11-29	1996-11-29	11-29	3.75	1,000,000,000	1,000,000,000	10,729,995	XS0071205248

2016-12-16	1996-11-22	12-16	3.96	1,000,000,000	1,000,000,000	10,729,995	XS0071476864

2016-12-19	1996-12-18	12-19	3.76	3,000,000,000	3,000,000,000	32,189,985	XS0071934755

2016-12-19	1996-12-18	12-19	3.82	5,000,000,000	5,000,000,000	53,649,975	XS0071823925

2016-12-19	1996-12-19	12-19	3.80	5,000,000,000	5,000,000,000	53,649,975	XS0072031106

2016-12-19	1996-12-19	12-19	4.90	2,000,000,000	2,000,000,000	21,459,990	XS0071771512	Interest payable $A1,072,210 per year

2016-12-19	1996-12-24	12-19	3.80	5,000,000,000	4,997,846,403	53,626,867	XS0072105157

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

2017-01-09	1997-01-09	01-09	4.70	3,000,000,000	2,998,750,890	32,176,582	XS0072223604	Interest payable in U.S.$ (U.S.$1,252,218 per year)

2017-01-23	1997-01-23	01-23	3.71	5,000,000,000	4,981,480,812	53,451,264	XS0073055328

2017-02-28	1997-02-28	02-28	3.74	4,000,000,000	4,000,000,000	42,919,980	XS0074014779

2017-07-24	1997-07-24	07-24	3.50	5,000,000,000	4,993,692,875	53,582,299	XS0078225884

2017-07-28	1997-07-28	07-28	3.50	3,000,000,000	2,997,536,043	32,163,547	XS0078671236

2017-07-30	1997-07-30	07-30	3.45	1,000,000,000	997,902,141	10,707,485	XS0078670857

2017-08-11	1997-07-24	02-11 & 08-11	3.526	1,300,000,000	1,300,000,000	13,948,993	XS0078704003

2017-10-25	1996-10-25	04-25 & 10-25	4.02	6,000,000,000	6,000,000,000	64,379,970	XS0070689996

2017-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,699,068,700	18,230,999	US74815HCK68

2017-10-31	1997-10-30	10-31	3.01	5,000,000,000	5,000,000,000	53,649,975	XS0081272048

2018-08-20	2008-08-20	02-20 & 08-20	1.80	5,000,000,000	5,000,000,000	53,649,975	XS0382878345

2018-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,698,879,107	18,228,964	US74815HCL42

2028-03-21	2013-03-21	03-21 & 09-21	1.305	5,000,000,000	5,000,000,000	53,649,975	XS0907860919

2029-04-03	2009-04-03	04-03 & 10-03	2.73	13,000,000,000	13,000,000,000	139,489,935	XS0420287897

2029-04-27	2009-04-30	04-27 & 10-27	2.90	3,000,000,000	3,000,000,000	32,189,985	XS0425476891

				180,800,000,000	180,721,844,800	1,939,144,488

Adjustments relating to swap agreements				(180,800,000,000)	(180,800,000,000)	(1,939,983,089)

Total-Payable in Japanese Yen				¥ -	¥ (78,155,200)	(838,601)

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

Payable in Swiss Francs

Medium-Term Notes

2014-11-21	2008-11-21	11-21	3.50	250,000,000	249,979,148	312,488,070	CH0047234684

2015-10-05	2005-10-05	10-05	2.25	500,000,000	499,844,462	624,833,843	CH0022651902

2015-12-11	2009-02-11	12-11	3.125	350,000,000	349,952,476	437,460,385	CH0049484600

2017-06-21	2006-12-21	06-21	2.625	500,000,000	498,249,970	622,840,638	CH0027984514

2018-01-19	2008-05-19	01-19	3.375	250,000,000	249,346,458	311,697,173	CH0039621724

2018-12-11	2009-02-11	12-11	3.875	200,000,000	200,257,053	250,332,640	CH0049484618

2021-12-17	2009-12-17	12-17	2.875	200,000,000	200,809,245	251,022,912	CH0107559392

2023-02-22	2013-02-22	02-22	1.125	250,000,000	249,946,555	312,447,327	CH205832618

2024-02-05	2014-02-05	02-05	1.50	200,000,000	198,869,554	248,598,188	CH0232842341

				2,700,000,000	2,697,254,921	3,371,721,176

Adjustments relating to swap agreements				(2,700,000,000)	(2,700,000,000)	(3,375,152,680)

Total-Payable in Swiss Francs				SF-	SF (2,745,079)	(3,431,504)

Payable in Australian Dollars

Medium-Term Notes

2015-07-15	2005-07-15	01-15 & 07-15	5.75	450,000,000	449,518,057	460,780,831	AU0000QBCHE8

2021-07-12	2011-07-12	01-12 & 07-12	6.50	225,000,000	224,880,431	230,514,860	AU0000QBCHF5

				675,000,000	674,398,488	691,295,691

Adjustments relating to swap agreements				(675,000,000)	(674,025,626)	(690,913,486)

Total-Payable in Australian Dollars				$A-	$A 372,862	382,205

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

Payable in Pounds Sterling

2020-03-15	1984-02-15	03-15 & 09-15	12.25	50,000,000	49,816,794	91,811,217	-

Adjustments relating to swap agreements				(50,000,000)	(50,000,000)	(92,148,861)

Total-Payable in Pounds Sterling				£-	£ (183,206)	(337,644)

Payable in Mexican Pesos

Medium-Term Notes

2016-01-19	2006-01-31	Payable every 182 days after August 1st, 2006	8.27	1,500,000,000	1,500,000,000	126,974,949	XS0242849486

Adjustments relating to swap agreements				(1,500,000,000)	(1,500,000,000)	(126,974,949)

Total-Payable in Mexican Pesos				MXN -	MXN -	-

Payable in New Zealand Dollars

2015-11-09	2005-11-09	05-09 & 11-09	6.75	300,000,000	299,792,280	287,720,241	C4108FAC0

Adjustments relating to swap agreements				(300,000,000)	(299,782,942)	(287,711,280)

Total-Payable in New Zealand Dollars				NZ$-	NZ$ 9,338	8,961

Payable in Euros

2030-03-12	2010-03-12	03-12	4.14	75,000,000	75,000,000	114,199,596	-

2030-04-29	2010-04-29	04-29	4.02	35,000,000	35,000,000	53,293,145	-

2031-12-15	2011-12-15	12-15	3.50	27,000,000	27,000,000	41,111,855	-

2033-06-17	2013-06-17	06-17	2.644	65,000,000	65,000,000	98,972,983	-

Medium-Term Notes

2015-02-10	2005-02-10	02-10	3.625	1,500,000,000	1,499,070,608	2,282,576,771	XS0212274046

2016-06-20	2005-10-20	06-20	3.375	1,500,000,000	1,496,682,686	2,278,940,775	XS0233031326

2017-01-22	1996-11-29	01-22	7.08	51,129,188	51,056,752	77,742,140	XS0071659949

2018-04-03	2006-04-03	04-03	4.22	100,000,000	100,000,000	152,266,128	XS0248732264

2018-04-29	2008-04-29	04-29	4.75	1,250,000,000	1,249,602,379	1,902,721,159	XS0360897689

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Nominal Value

2019-01-11	1999-01-11	01-11	4/5/6/7.10	22,000,000	21,973,659	33,458,439	XS0092871242	Others(11)

2019-04-29	2009-04-29	04-29	5.00	1,500,000,000	1,497,065,450	2,279,523,594	XS0425413209

2023-07-17	2013-07-17	07-17	2.25	1,000,000,000	995,482,568	1,515,782,761	XS0953580981	SFP(3): $1,358 million

2024-01-22	2014-01-22	01-22	2.375	1,000,000,000	990,629,595	1,508,393,328	XS1019493896

				8,125,129,188	8,103,563,697	12,338,982,674

Adjustments relating to swap agreements				(7,125,129,188)	(7,125,129,188)	(10,849,158,330)

Total-Payable in Euros				€1,000,000,000	€978,434,509	1,489,824,344

Total-Payable in foreign currencies						2,853,500,634

Total - Funded Debt of Borrowings-Government						$182,393,769,927

(1) If more than one issue date, the date of the first issue is indicated.

In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

Sinking Fund Provisions (“SFP”):

(1)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(3)	Amount deposited by the Government in the general sinking for the purpose of prudential liquidity.

Puttable (“Put”):

(1)	Payable at par at the option of the holder at any time prior to maturity.

(2)	Held and callable in whole or in part, at par at the option of the Minister of Finance of Québec on six days’ notice subject to the requirements of the Canada Pension Plan.

(3)	Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.

(4)	Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Others:

(1)

$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026-04-01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(2)	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004-10-01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).

(3)	Coupon rate represents the effective yield on the borrowing.

(4)	Interest of 10% payable first day of June and December from June 1, 2006 to December 1, 2015 and 5 % from June 1, 2037 to December 1, 2056.

(5)	Interest of 14% payable first day of June and December from June 1, 2009 to December 1, 2013 and 9 % from June 1, 2042 to June 1, 2065.

(6)	Interest of 10% payable first day of June and December from June 1, 2012 to December 1, 2018 and 5 % from June 1, 2041 to June 1, 2065.

(7)	Interest of 8% payable first day of June and December from December 1, 2012 to December 1, 2021 and 5 % from June 1, 2043 to June 1, 2075.

(8)	Interest of 8% payable first day of June and December from December 1, 2007 to December 1, 2017 and from June 1, 2039 to December 1, 2076.

(9)	Payable in installments including principal and interest.

(10)	Borrowings contracted with the CMHC under the municipal infrastructure low-cost loans program. Payable in annual installments, including principal and interest.

(11)	The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.

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